Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

BIOPLUS ACQUISITION CORP.,

GUARDIAN MERGER SUBSIDIARY CORP.

AVERTIX MEDICAL, INC.

and, solely with respect to Section 3.03(b) and Section 7.21,

BIOPLUS SPONSOR LLC

Dated as of May 2, 2023

i

(continued)

(continued)

(continued)

EXHIBIT A	Form of Acquiror Certificate of Incorporation
EXHIBIT B	Form of Acquiror Bylaws
EXHIBIT C	Form of Stockholder Support Agreement
EXHIBIT D	Form of Registration Rights Agreement
EXHIBIT E	Form of Letter Agreement Amendment
EXHIBIT F	Form of Certificate of Domestication
EXHIBIT G	Form of Certificate of Merger
EXHIBIT H	Form of Omnibus Incentive Plan
EXHIBIT I	Form of ESPP
EXHIBIT J	Form of Written Consent
SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Board of Directors of Surviving Corporation

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023 (this “Agreement”), is entered into by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”), Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.), a Delaware corporation (the “Company”), and, solely with respect to Section 3.03(b) and Section 7.21, BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as defined elsewhere in this Agreement.

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of Acquiror, and was formed for the purpose of the Merger (as defined below);

WHEREAS, prior to (but no later than the day preceding) the Closing Date and following Acquiror shareholders’ exercise of their Redemption Rights, and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Companies Act (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation in substantially the form attached as Exhibit A hereto (the “Acquiror Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws in substantially the form attached as Exhibit B hereto (the “Acquiror Bylaws”);

WHEREAS, upon the effectiveness of the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”) pursuant to the Acquiror Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall convert automatically into a unit of Acquiror (“Domesticated Acquiror Unit”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (i) Acquiror and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned Subsidiary of Acquiror and (ii) Acquiror will change its name to “Avertix Medical, Inc.”;

WHEREAS, the parties intend (i) that, for U.S. federal and applicable state income Tax purposes (A) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (this clause (i)(B) the “Tax-Free Reorganization”, and together with (i)(A), the “Intended Tax Treatment”), (ii) for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and (iii) to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, (i) prior to the Effective Time, each of the outstanding warrants to purchase shares of Company Common Stock issued by the Company (the “Company Warrants”) shall be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with the terms of the applicable Company Warrant (the “Company Warrant Settlement”), and (ii) following the Company Warrant Settlement but prior to giving effect to the transactions contemplated by Section 3.01, each share of Company Preferred Stock shall be converted into shares of Company Common Stock in accordance with the Company Certificate of Incorporation (the “Conversion”);

WHEREAS, upon the Effective Time and following the Company Warrant Settlement and the Conversion, all issued and outstanding shares of Company Stock shall be converted into the holder’s right to receive the holder’s applicable portion of the aggregate Per Share Merger Consideration and, if the applicable Triggering Event has occurred, the Company Earnout Shares, in each case, pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and the other Transactions and directed that this Agreement and the Merger and the other Transactions be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (i) determined that this Agreement, the Domestication, the Merger and the other Transactions are in the best interests of Acquiror, (ii) approved this Agreement, the Domestication, the Merger and the other Transactions and declared their advisability, and (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement, the Domestication, the Merger and the other Transactions, and directed that this Agreement, the Domestication, the Merger and the other Transactions be submitted for consideration by the shareholders of Acquiror at the Acquiror General Meeting;

WHEREAS, after giving effect to the Domestication, the Board of Directors of Acquiror (the “Domesticated Acquiror Board”) shall (i) determine that this Agreement, the Merger and the other Transactions are in the best interests of Acquiror, and (ii) approve this Agreement, the Merger and the other Transactions and declare their advisability;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Merger be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Company Stockholders (the “Key Company Stockholders”) have entered into a Stockholder Support Agreement with the Company and Acquiror in substantially the form attached as Exhibit C hereto (the “Stockholder Support Agreement”), providing that, among other things, upon the terms and subject to the conditions set forth therein, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, in connection with the Closing, Acquiror, certain shareholders of Acquiror and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement in substantially the form attached as Exhibit D hereto (the “Registration Rights Agreement”);

WHEREAS, Acquiror, its officers and directors, and the Sponsor are parties to that certain Letter Agreement, dated December 2, 2021 (the “Letter Agreement”), and, in connection with the Closing, the parties thereto shall enter into an amendment to the Letter Agreement in the form attached as Exhibit E hereto (the “Letter Agreement Amendment” and the Letter Agreement as amended by the Letter Agreement Amendment, the “Amended Letter Agreement”); and

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Common Stock redeemed for the amounts, and on the terms and subject to the conditions and limitations set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. For purposes of this Agreement:

“Acquiror Adjusted Minimum Cash” means, as of the Closing, an amount equal to thirty (30) percent of Acquiror Cash, excluding any amounts from the Sponsor Loan Note or the Additional Sponsor Loan Note.

“Acquiror Cash” means, as of the date or time of determination and excluding any Restricted Cash: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in connection with the Closing in accordance with the Acquiror Organizational Documents, if any); plus (b) the aggregate amount of cash proceeds from the Additional Financing, if any; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents, if any; minus (d) all Acquiror Transaction Costs and Company Transaction Costs that remain unpaid at the Closing or are to be paid simultaneously with the Closing (including, if the Sponsor Loan Note and the Additional Sponsor Loan Note are to be repaid at the Closing pursuant to Section 3.04(c) and Section 7.21(b), all outstanding principal and accrued interest amounts under the Sponsor Loan Note and the Additional Sponsor Loan Note).

“Acquiror Charter” means (a) prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted on December 2, 2021 (the “Acquiror Articles of Association”) and (b) from and immediately after the Domestication, the Acquiror Certificate of Incorporation.

“Acquiror Class A Ordinary Shares” means, prior to the Domestication, the Acquiror’s Class A ordinary shares, par value $0.0001 per share.

“Acquiror Class B Ordinary Shares” means, prior to the Domestication, Acquiror’s Class B ordinary shares, par value $0.0001 per share.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares, and (b) after the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Founders Stock” means (a) prior to the Domestication, (i) 5,750,000 Acquiror Class B Ordinary Shares held by the Sponsor, which comprise 6,325,000 Acquiror Class B Ordinary Shares purchased by the Sponsor on March 18, 2021, less 1,150,000 Acquiror Class B Ordinary Shares surrendered by the Sponsor to the Company for no consideration on November 6, 2021, plus 575,000 Acquiror Class B Ordinary Shares purchased by the Sponsor on December 2, 2021 (“Acquiror Founders Cayman Stock”), and (ii) if any such share of Acquiror Founders Cayman Stock is converted into Acquiror Class A Ordinary Shares prior to the Domestication, such equivalent number of Acquiror Class A Ordinary Shares, and (b) after the Domestication, 5,750,000 shares of Domesticated Acquiror Common Stock held by the Sponsor.

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror or (b) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that solely in the case of the foregoing clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or markets in which Acquiror operates, or the economy as a whole; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (v) any actions taken or not taken by Acquiror, or such other changes or events, in each case, which (A) the Company has requested in writing or to which it has consented in writing or (B) are required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (vi) shall not apply to references to “Acquiror Material Adverse Effect” in the representations and warranties in Section 5.05(a) and, to the extent related thereto, the condition in Section 8.03(a)); or (vii) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except, in the case of the foregoing clauses (i) through (iii), to the extent that Acquiror is disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Minimum Cash” means an amount equal to $40,000,000.

“Acquiror Organizational Documents” means the Acquiror Charter, the Acquiror Bylaws, and Trust Agreement of Acquiror, in each case as amended, modified or supplemented from time to time.

“Acquiror Transaction Costs” means, to the extent incurred prior to or at the Closing and without duplication of any Company Transaction Costs: (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Acquiror or Merger Sub (to the extent Acquiror or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers or the SEC in connection with the evaluation, negotiation, preparation, execution or consummation of Acquiror’s initial public offering or any business combination transaction, including the Transactions; (b) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred by Acquiror or Merger Sub in the ordinary course of business and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions; (c) the cash portion of any loan payable to the Sponsor (or its Affiliates) by Acquiror outstanding as of the date hereof or incurred by Acquiror from Sponsor (or its Affiliates) after the date hereof prior to the Closing (including, if required to be repaid at the Closing pursuant to Section 3.04(c) and Section 7.21(b), all outstanding principal and accrued interest amounts under the Sponsor Loan Note and the Additional Sponsor Loan Note); and (d) the cost of the Acquiror Tail Policy.

“Acquiror Units” means a unit consisting of one Acquiror Class A Ordinary Share and one-half (1/2) of one Acquiror Warrant.

“Acquiror Warrant Agreement” means that certain warrant agreement dated December 2, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company.

“Acquiror Warrants” means warrants to purchase Acquiror Class A Ordinary Shares as contemplated under the Acquiror Warrant Agreement, each exercisable to purchase one Acquiror Class A Ordinary Share at an exercise price of $11.50 per share.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the Stockholder Support Agreement, the Letter Agreement Amendment and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (e) Anti-Money Laundering Laws and (f) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. federal Bank Secrecy Act, 31 USC § 5311 et seq., and its implementing regulations at 31 CFR Chapter X; the U.S. Money Laundering Control Act of 1986, as amended; and any anti-racketeering Laws involving money laundering or bribery as a racketeering act.

“Business Combination” has the meaning ascribed to such term in the Acquiror Charter.

“Business Data” means all sensitive or confidential business information and data, excluding Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems in the conduct of the business of the Company or any Company Subsidiaries or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, NY or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are not required or authorized to close; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all computer hardware (whether general or special purpose), integrated Software (whether installed on premises or provided via the cloud or “as a service”) and databases, electronic data processors, telecommunication systems, networks, interfaces, platforms, servers, peripherals, computer systems, including any outsourced systems and processes, any other technology system, in each case, that are owned by the Company or a Company Subsidiary, or used by the Company or a Company Subsidiary in the conduct of the business of the Company or any Company Subsidiaries as currently conducted, in each case to the extent subject to the Company’s or a Company Subsidiary’s administrative and operational control.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change in Control” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the Effective Time that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of Acquiror (or any successor to Acquiror), directly or indirectly, immediately following such transaction; provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Acquiror Common Stock (or at least 50% of the combined voting power of the then outstanding shares of any successor to Acquiror or any parent company of Acquiror issued in exchange for Acquiror Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Acquiror Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Change in Control”, or (b) a sale or disposition of all or substantially all of the assets of Acquiror (or any successor to Acquiror) and its Subsidiaries on a consolidated basis.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Company Certificate of Incorporation” means the Eighth Amended and Restated Certificate of Incorporation of the Company, dated February 14, 2023, as the same may be amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.001 per share.

“Company Earnout Shares” means 2,970,000 shares of Acquiror Common Stock reserved for issuance pursuant to Section 3.03(a) hereof, as adjusted pursuant to Section 3.03(d) hereof.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary.

“Company-Licensed Exclusive IP” means all Company-Licensed IP licensed exclusively to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that solely in the case of the foregoing clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or markets in with the Company and the Company Subsidiaries operate or the economy as a whole; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (v) any actions taken or not taken by the Company or the Company Subsidiaries, or such other changes or events, in each case, which (A) Acquiror has requested in writing or to which it has consented in writing or (B) are required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, Suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties in Section 4.05(a) and, to the extent related thereto, the condition in Section 8.02(a)); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (viii) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except, in the case of the foregoing clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company or the Company Subsidiaries operate.

“Company Merger Shares” means a number of shares equal to (i) the Company Valuation divided by (ii) the Company Per Share Valuation.

“Company Options” means all outstanding incentive stock options or nonstatutory stock options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Stock Plan or otherwise.

“Company Outstanding Shares” means, after giving effect to the Company Warrant Settlement and the Conversion and as of the immediately prior to the Effective Time, the sum of: (a) all issued and outstanding shares of Company Common Stock and (b) shares of Company Common Stock subject to all issued and outstanding Company Options that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (i) the Exchange Ratio multiplied by (ii) the Company Per Share Valuation.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Per Share Valuation” means $10.00.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the 2019 Equity Incentive Plan of the Company, as amended from time to time.

“Company Stockholder Approval” means the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Common Stock, voting together as a separate class, and (b) the holders of a majority of the outstanding shares of Company Preferred Stock on an as-converted to shares of Company Common Stock basis.

“Company Stockholders” means holders of Company Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Costs” means, to the extent incurred prior to or at the Closing in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, without duplication of any Acquiror Transaction Costs, the sum of (i) all outstanding deferred, unpaid or contingent transaction, deal, brokerage, financial, accounting or legal advisory, auditor or any similar fees, commissions or expenses owed by the Company or any of its Subsidiaries (to the extent the Company or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC and (ii) the cost of the Company Tail Policy.

“Company Valuation” means $132,000,000.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or any Company Subsidiary that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary, in each case that either (i) the Company or any Company Subsidiary is bound to keep confidential or (ii) with respect to clause (a), the Company or any Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Domesticated Acquiror Common Stock” means, after the Domestication, the common stock of Acquiror, par value $0.0001 per share.

“Earnout Period” means the time period between the Closing Date and the seven (7)-year anniversary of the Closing Date.

“Eligible Company Equityholder” means a holder of a share of Company Stock (after giving effect to the Company Warrant Settlement and the Conversion) or a Company Option as of immediately prior to the Effective Time.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether subject to ERISA or not.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety (as it relates to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the following ratio: (a) the Company Merger Shares divided by (b) the Company Outstanding Shares.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction by (a) the Company with respect to the representations and warranties of the Company as set forth in Article IV hereof (as qualified by the Company Disclosure Schedule) or the certificate delivered by the Company to Acquiror pursuant to Section 8.02(d), or (b) Acquiror or Merger Sub with respect to representations and warranties of Acquiror and Merger Sub set forth in Article V hereof or the certificate delivered by Acquiror to the Company pursuant to Section 8.03(c) (as qualified by the Acquiror Disclosure Schedule).

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, settlement, corporate integrity agreement, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Healthcare Laws” means all applicable Laws and Governmental Orders applicable to the research, development, testing, production, manufacture, pricing, marketing, promotion, sale, distribution, coverage or reimbursement of the Products, including: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) all applicable health care fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) and the regulations promulgated thereunder, the Federal Health Care Fraud law (18 U.S.C. § 1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, and any comparable state or local Laws; (d) the applicable requirements of Medicare, Medicaid and other Governmental Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the group healthcare plans of the Company and the Company Subsidiaries; (e) all applicable Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of health information; (f) applicable state licensing, disclosure and transparency reporting requirements; and (g) any Laws of any other country in which the Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth in clauses (a) through (f) above.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated with the foregoing, (c) copyrights in works of authorship, and moral rights associated therewith, and registrations and applications for registration of the foregoing, (d) trade secret rights, rights in know-how and statutory and sui generis database rights, (e) rights in Internet domain names, (f) any other similar intellectual property rights existing under the applicable laws of any jurisdiction, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge after reasonable inquiry of the persons listed on Schedule A, and in the case of Acquiror, the actual knowledge after reasonable inquiry of Ross Haghighat, Jonathan Rigby and J. Leighton Read.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, law, ordinance, code, decree, order, administrative interpretation, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means the Nasdaq Capital Market.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public

License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), or (ii) any license to Software that is generally considered “free software” or “open source software” or meets the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), in each case whether or not source code is available or included in such license.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet delinquent, or that are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) under Company-Owned IP, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Financial Statements and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest or otherwise imposed on or affecting such superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) any and all information maintained by or on behalf of the Company or any Company Subsidiary, which relates to an identified or identifiable individual, including but not limited to: (a) first and last name, (b) home address, (c) telephone number, (d) electronic mail address, (e) identification number, (f) location data, (g) an online identifier, (h) bank account number, (i) credit card number, (j) one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or any other data which may be identified or is associated with an identifiable natural person or household, (k) internet browsing or purchase history, (l) Internet Protocol address, (m) persistent identifier, such as a customer number held in a “cookie” or processor serial number and (ii) any other information maintained by or on behalf of the Company or its Subsidiaries that constitutes “personal information,” “personal data,” “personally identifiable information” under any applicable Law, the Company’s or its Subsidiaries’ privacy policies, or any of the Company’s or its Subsidiaries’ contractual obligations, and any other definition for any similar term provided by Data Security Requirements.

“Privacy/Data Security Laws” means all Laws governing privacy, data protection, or information security and the Processing of Personal Information, including, without limitation, federal, state or foreign laws or regulations regarding (a) data privacy or information security, (b) data breach notification, (c) unfair or deceptive practices (d) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data; (e) email, telephone, or text message communications; (f) state consumer protection; (g) sales and marketing; (h) payment card processing; (i) online behavioral advertising; (j) cross-border transfers of Personal Information; and (k) Laws concerning requirements for website and mobile application privacy policies. For the avoidance of doubt, Privacy/Data Security Laws includes, but is not limited to, the following Laws: the Healthcare Laws, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act (CCPA), the California Privacy Rights Act (CPRA), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), Payment Card Industry Data Security Standard (PCI-DSS), and the Federal Trade Commission Act and the General Data Protection Regulation (EU) 2016/679 (GDPR), the GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), the Privacy and Electronic Communications Directive 2002/58/EC as amended by Directive 2009/136/EC (ePrivacy Directive), any national legislation of any EU Member State implementing the same.

“Process” or “Processing” means any operation or set of operations, with respect to data, whether or not by automated means, such as the access, transmission, sharing, security, use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Laws.

“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (i) (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Warrant Settlement and the Conversion) held by such Eligible Company Equityholder, plus (B) the number of shares of Company Common Stock subject to Company Options held by such Eligible Company Equityholder as of immediately prior to the Effective Time that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (1) the Exchange Ratio multiplied by (2) the Company Per Share Valuation, by (ii) (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Warrant Settlement and the Conversion), plus (B) the number of shares of Company Common Stock subject to Company Options outstanding as of immediately prior to the Effective Time that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (1) the Exchange Ratio multiplied by (2) the Company Per Share Valuation.

“Products” mean any products or services, developed, manufactured, performed, provided, out-licensed, sold, leased, licensed, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, including products or services which the Company or any Company Subsidiary (i) is currently deriving revenue from the sale or provision thereof, (ii) has undertaken manufacturing or production activities, including through any Supplier, for the future sale or provision thereof or (iii) intends to sell or otherwise make commercially available within eighteen (18) months after the date of this Agreement.

“Redemption Rights” means the redemption rights in connection with Closing provided for in Section 168 of the Acquiror Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that has been registered (or for which an application for registration has been submitted and is pending) with a Governmental Authority or, in the case of domain names, with an ICANN-accredited registrar.

“Restricted Cash” means all cash deposits, cash in reserve accounts, cash escrow accounts, cash collateralizing any obligation, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely withdraw, transfer or use such cash for any lawful purpose, including any clawback, redemption, escrow or similar encumbrance or restriction; provided, however, Cash shall not be considered Restricted Cash hereunder to the extent such Cash is required to be used to fund Acquiror Transaction Costs or Company Transaction Costs in accordance with the terms of this Agreement or any Ancillary Agreement.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Security Incident” means any unlawful, unauthorized or accidental loss, destruction, use, modification, disclosure, unavailability of, or access to, Personal Information, other proprietary or confidential information Processed by or on behalf of the Company or any of its Subsidiaries, or any Business System.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format).

“Sponsor Loan Note” means that promissory note for a principal amount of up to $5,000,000, dated as of December 7, 2021, issued by Acquiror to the Sponsor.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) including those goods or services that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means (a) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Acquiror Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the VWAP is greater than or equal to $12.50 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the VWAP is greater than or equal to $15.00 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I and Triggering Event II, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Acquiror in connection with its due diligence investigation of the Company relating to the Transactions.

“VWAP” means the volume-weighted average share price of Acquiror Common Stock as displayed on Acquiror’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“Willful Breach” means, with respect to any agreement, a knowing and intentional material breach by a party of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquiror	Preamble
Acquiror Alternative Transaction	7.01(d)
Acquiror Balance Sheet Date	5.08(d)
Acquiror Board	Recitals
Acquiror Bylaws	Recitals
Acquiror Certificate of Incorporation	Recitals
Acquiror Change in Recommendation	7.04(a)

Defined Term	Location of Definition
Acquiror Closing Statement	3.04(a)
Acquiror Disclosure Schedule	Article V
Acquiror General Meeting	7.02(a)
Acquiror Interested Party Transaction	5.17
Acquiror Maximum Annual Premium	7.06(e)
Acquiror Preferred Shares	5.03(a)
Acquiror Proposals	7.02(a)
Acquiror Recommendation	7.04(a)
Acquiror SEC Reports	5.07(a)
Acquiror Shareholders Approval	8.01(b)
Acquiror Tail Policy	7.06(e)
Action	4.09
Additional Financing	7.21(a)
Additional Sponsor Loan Note	7.21(b)
Agreement	Preamble
Alternative Transaction	7.01(a)
Alternative Transaction Structure	7.13(b)
Amended Letter Agreement	Recitals
Antitrust Laws	7.11(a)
Audited Financial Statements	4.07(b)
BIOS	5.16
BIOSU	5.16
BIOSW	5.16
Blue Sky Laws	4.05(b)
Book Entries	3.02(b)
Certificate of Domestication	2.01(a)
Certificate of Merger	2.02(a)
Certificates	3.02(b)
Closing	2.02(b)
Closing Date	2.02(b)
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	7.03(b)
Company Closing Statement	3.04(b)
Company Designees	7.15
Company Disclosure Schedule	Article IV
Company Earnout Shares	3.03(a)
Company Interested Party Transaction	4.22(a)
Company Maximum Annual Premium	7.06(d)
Company Permit	4.06(a)
Company Recommendation	Recitals

Defined Term	Location of Definition
Company Registered Intellectual Property	4.14(a)
Company Tail Policy	7.06(d)
Company Warrant Settlement	Recitals
Company Warrants	Recitals
Confidentiality Agreement	7.05(b)
Consent Solicitation Statement	7.02(a)
Contracting Parties	10.12
Contributor Agreements	4.14(g)
Contributors	4.14(g)
Conversion	Recitals
Data Security Requirements	4.14(m)
DGCL	Recitals
Domesticated Acquiror Board	Recitals
Domesticated Acquiror Unit	Recitals
Domesticated Acquiror Warrant	Recitals
Domestication	Recitals
Domestication Approval	5.10(b)
economic interest in any person	4.22(a)
Effective Time	2.02(a)
EIP Initial Share Reserve	7.02(a)
Environmental Permits	4.16
ERISA Affiliate	4.10(c)
ESPP	7.02(a)
ESPP Initial Share Reserve	7.02(a)
ESPP Proposal	7.02(a)
Exchange Agent	3.02(a)
Exchanged Option	3.01(c)
Exchange Fund	3.02(a)
Extension	6.02
Financial Statements	4.07(b)
First Level Sponsor Earnout Shares	3.03(b)
First Merger	7.13(b)
GAAP	4.07(b)
Go-forward D&O Insurance	7.06(c)
Governmental Authority	4.05(b)
group health plan	4.10(k)
Health Plan	4.10(k)
Intended Tax Treatment	Recitals
Interested Party Agreement	4.22(a)
Interim Period	6.01(a)
IPO	6.030
IRS	4.10(b)

Defined Term	Location of Definition
Key Company Stockholders	Recitals
Letter Agreement Amendment	Recitals
Lease	4.12(b)
Lease Documents	4.12(b)
Letter Agreement	Recitals
Material Contracts	4.17(a)
Material Customers	4.18
Material Suppliers	4.18
Merger	Recitals
Merger Materials	7.02(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	5.03(b)
Merger Sub II	7.13(b)
Nonparty Affiliates	10.12
Non-redeeming Stockholder	7.21(a)
Omnibus Incentive Plan	7.02(a)
Omnibus Incentive Plan Proposal	7.02(a)
Outside Date	9.01(b)
Per Share Merger Consideration	3.01(b)(i)
PIPE Financing	7.21(a)
Plans	4.10(a)
PPACA	4.10(k)
Prospectus	6.03
Proxy Statement	7.02(a)
Public Stockholders	6.03
Registration Rights Agreement	Recitals
Registration Statement	7.02(a)
Released Claims	6.03
Remedies Exceptions	4.04
Representatives	7.05(a)
Required Acquiror Proposals	7.02(a)
Required Company Permits	7.20
Requisite Company Stockholder Approval	7.02(a)
SEC	Article V
Second Level Sponsor Earnout Shares	3.03(b)
Second Merger	7.13(b)
SEC Statement	Article V
Securities Act	4.05(b)
Side Letter Agreements	4.22(b)
single employer	4.10(c)

Defined Term	Location of Definition
Sponsor	Preamble
Sponsor Designees	7.15
Sponsor Earnout Shares	3.03(b)
Stockholder Support Agreement	Recitals
Surviving Corporation	2.01(b)
Surviving Entity	7.13(b)
Surviving Provisions	9.02
Tax-Free Reorganization	Recitals
Terminating Acquiror Breach	9.01(g)
Terminating Company Breach	9.01(f)
Transaction Litigation	7.19
Trust Account	5.13
Trust Agreement	5.13
Trustee	5.13
Trust Fund	5.13
Unaudited Interim Financial Statements	4.07(a)
Waived 280G Benefits	7.23
Written Consent	7.03(a)
Written Consent Failure	7.03(a)

1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available,” “provided to,” “furnished to” and phrases of similar import when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to the date hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

ARTICLE II

AGREEMENT AND PLAN OF MERGER

2.01 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a) Domestication. Prior to the Closing Date and following Acquiror shareholders’ exercise of their Redemption Rights, Acquiror shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Section 206 of the Companies Act, including by filing with the Delaware Secretary of State a Certificate of Domestication in substantially the form attached as Exhibit F hereto (the “Certificate of Domestication”) and the Acquiror Certificate of Incorporation, completing and making all filings required to be made with the Cayman Registrar to effect the Domestication, obtaining a certificate of de-registration from the Cayman Registrar and taking any other actions necessary in connection therewith. In connection with (and as part of) the Domestication, Acquiror shall cause (i) each Acquiror Class A Ordinary Share and Acquiror Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication to be converted into one share of Acquiror Common Stock, (ii) each Acquiror Warrant that is issued and outstanding immediately prior to the Domestication to be converted into one Domesticated Acquiror Warrant, (iii) each Acquiror Unit to be converted into one Domesticated Acquiror Unit, with each Domesticated Acquiror Unit representing one share of Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant, (iv) the Acquiror Organizational Documents to become the Acquiror Certificate of Incorporation and the Acquiror Bylaws and (v) Acquiror’s name to be changed to “Avertix Medical, Inc.”, provided that if such name is not available in the State of Delaware or Acquiror is otherwise unable to change its name to “Avertix Medical, Inc.” in the State of Delaware, Acquiror shall cause its name to be changed to such other name mutually agreed to by Acquiror and the Company. Acquiror shall effect the Domestication in compliance with all applicable Law and in a manner so as to properly effectuate the purposes of this Agreement. Acquiror and its Representatives shall give the Company the opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto.

(b) Merger. Upon the terms and subject to the conditions set forth in Article VIII and in accordance with the DGCL, following the Domestication and at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit G hereto (a “Certificate of Merger”) with the Secretary of State of the State of Delaware (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of the Certificate of Merger in accordance with Section 2.02(a), a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(c) For the avoidance of doubt, the Closing and Effective Time shall occur after the completion of the Domestication.

2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Company Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

2.05 Directors and Officers.

(a) The parties will take all requisite action such that (i) the initial directors of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Schedule B or as otherwise agreed in writing by the parties prior to the Closing, and (ii) the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals to be agreed in writing by the parties prior to the Closing, in each case, with each such individual to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall use reasonable best efforts to cause the individuals nominated for election in accordance with Section 7.15 to comprise the Acquiror Board immediately following the Effective Time, each to hold office in accordance with the DGCL and the Acquiror Organizational Documents and until their respective successors are duly elected or appointed and qualified.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Conversion of Securities.

(a) Company Warrant Settlement and Conversion. Prior to the Effective Time, the Company shall take all necessary actions to effectuate the Company Warrant Settlement and the Conversion. Following the Company Warrant Settlement and the Conversion, neither the Company Warrants nor shares of Company Preferred Stock shall remain outstanding and shall cease to exist, and each holder thereof shall thereafter cease to have any rights with respect thereto.

(b) Company Common Stock. At the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication and after giving effect to the Company Warrant Settlement and the Conversion), by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the Conversion) shall be canceled and converted into the right to receive (A) a number of shares of Acquiror Common Stock equal to the Exchange Ratio and (B) the contingent right to receive the Company Earnout Shares in accordance with Section 3.03, in each case, without interest (collectively, the “Per Share Merger Consideration”); provided, however, that notwithstanding anything to the contrary set forth herein, to the extent a share of Company Common Stock is subject to an early exercise stock purchase agreement or a similar agreement prior to the Effective Time (the “Restricted Stock Agreement”), the Per Share Merger Consideration (including, if applicable, any Company Earnout Share) issued to the holder of such share of Company Common Stock pursuant to the terms of this Agreement shall continue to be subject to the vesting, forfeiture and repurchase terms and conditions set forth in the Restricted Stock Agreement;

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c) Company Options. At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be assumed by Acquiror and converted into (i) an option to purchase a number of shares of Acquiror Common Stock (rounded down to the nearest whole share) (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio and (ii) the contingent right to receive the Company Earnout Shares in accordance with Section 3.03; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such Exchanged Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole share and exercise prices will be rounded up to the nearest whole cent). Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Option immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Company shall take all necessary actions to effect the transactions contemplated by Section 3.01(a), Section 3.01(b) and Section 3.01(c) under the Company Certificate of Incorporation, bylaws of the Company and Company Stock Plan and any applicable award agreements thereunder, including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Acquiror that all necessary determinations by the Company Board or applicable committee of the Company Board to convert Company Options in accordance with Section 3.01(c) have been made, and to ensure that no Exchanged Option may be exercised prior to the effective date of a registration statement on Form S-8 or other applicable form of Acquiror.

3.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Acquiror (the “Exchange Agent”), for the benefit of the holders of the Company Stock, for exchange in accordance with this Article III, the number of shares of Acquiror Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, the Company shall deliver to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01 instructions for use in effecting the surrender of the Certificates. Within two Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Acquiror shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01 and Section 3.03, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 and Section 3.03 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01 and Section 3.03. Notwithstanding the foregoing, holders of book entry shares of Company Stock not evidenced by certificates (“Book Entries”) shall not be required to surrender any Certificates or other documents in order to receive the applicable Per Share Merger Consideration payable in respect of such shares, and Acquiror shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration in respect of all Book Entries within two Business Days following the Closing Date.

(c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Acquiror shall pay or cause to be paid to the holder of the shares of Acquiror Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Acquiror Common Stock; provided, however, any dividends or other distributions with respect to Company Earnout Shares shall be subject to the provisions of Section 3.03.

(d) No Further Rights. The Per Share Merger Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the Conversion) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Common Stock, the Company Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit Acquiror or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Acquiror for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Acquiror or the Surviving Corporation shall be liable to any holder of Company Stock (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the Conversion) for any Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Each of the Company, the Surviving Corporation, Merger Sub, Acquiror and the Exchange Agent shall be entitled to deduct and withhold from payments pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of Acquiror Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Acquiror or a holder of shares of Acquiror Common Stock. In lieu of any fractional share of Acquiror Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round down to the nearest whole share of Acquiror Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03 Earnout.

(a) Following the Closing, and as additional consideration for the Merger and the other Transactions, within five (5) Business Days after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to each Eligible Company Equityholder its, his or her Pro Rata Share of the Company Earnout Shares issuable in accordance with the following schedule:

(i) in connection with the occurrence of Triggering Event I, a one-time issuance of one-half of the Company Earnout Shares; and

(ii) in connection with the occurrence of Triggering Event II, a one-time issuance of one-half of the Company Earnout Shares.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the Sponsor, 1,150,000 shares of Acquiror Founders Stock (the “Sponsor Earnout Shares”) shall become unvested and subject to the vesting and forfeiture provisions set forth in this Section 3.03(b). Following the Closing and subject to Section 3.03(f), (i) if Triggering Event I occurs, then one-half of the Sponsor Earnout Shares shall become vested and no longer be subject to forfeiture pursuant to this Section 3.03(b) (the “First Level Sponsor Earnout Shares”), and (ii) if Triggering Event II occurs, then the remaining one-half of the Sponsor Earnout Shares shall become vested and no longer be subject to forfeiture pursuant to this Section 3.03(b) (the “Second Level Sponsor Earnout Shares”); provided that the number of Sponsor Earnout Shares that may become vested in connection with the occurrence of a Triggering Event shall be reduced, on a share-by-share basis, by the number of shares of Acquiror Common Stock forfeited by Sponsor in connection with any Additional Financing transaction pursuant to Section 7.21(a), if any. Any reduction in the number of Sponsor Earnout Shares pursuant to this Section 3.03(b) shall be first from the Second Tranche Sponsor Earnout Shares, and then from the First Tranche Sponsor Earnout Shares; provided that in no event shall the number of Sponsor Earnout Shares be reduced below 575,000. To the extent that no Triggering Event or Change in Control has occurred during the Earnout Period in accordance with the terms of this Agreement, any Sponsor Earnout Shares that would otherwise become vested under this Agreement as a result of the occurrence of such Triggering Event or Change in Control shall instead be forfeited and cancelled without the payment of any consideration in respect thereof. The parties intend that the transactions contemplated by the first sentence of this Section 3.03(b) shall be treated in accordance with Rev. Rul. 2007-49, Situation 1, for Tax purposes, unless otherwise required by applicable Law.

(c) For the avoidance of doubt, (i) each Triggering Event shall only occur once, if at all, and in no event shall (A) the Eligible Company Equityholders be entitled to receive more than the Company Earnout Shares and (B) the Sponsor be entitled to receive more than the Sponsor Earnout Shares, and (ii) to the extent that no Triggering Event or Change in Control has occurred during the Earnout Period in accordance with the terms of this Agreement, any Company Earnout Shares that would otherwise be issued or Sponsor Earnout Shares that would otherwise become vested under this Agreement as a result of the occurrence of such Triggering Event or Change in Control shall instead be forfeited and cancelled without the payment of any consideration in respect thereof.

(d) The number of Company Earnout Shares, Sponsor Earnout Shares and the Acquiror Common Stock price targets set forth in the definitions of Triggering Event I and Triggering Event II shall be equitably adjusted to reflect the effect of stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into shares of Acquiror Common Stock), reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Acquiror Common Stock occurring after the Closing.

(e) Notwithstanding anything in Section 3.03(a) to the contrary, to the extent that any portion of the Company Earnout Shares that would otherwise be issued to an Eligible Company Equityholder hereunder relates to a Company Option exchanged for an Exchanged Option that remains unvested as of such Triggering Event (each such Exchanged Option, an “Unvested Exchanged Option”), then in lieu of issuing the applicable Company Earnout Shares, Acquiror shall instead issue, as soon as practicable following the later of (i) the occurrence of such Triggering Event and (ii) Acquiror’s filing of a Form S-8 Registration Statement, to each holder of an Unvested Exchanged Option, an award of restricted stock units of Acquiror for a number of shares of Acquiror Common Stock equal to such portion of the Company Earnout Shares issuable with respect to the Unvested Exchanged Option (the “Contingent RSUs”). A holder of an Unvested Exchanged Option shall only be granted Contingent RSUs if such holder remains in continuous service to Acquiror or one of its Subsidiaries as of the applicable Triggering Event and the applicable grant date of the Contingent RSUs. Such Contingent RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting schedule of the applicable Unvested Exchanged Option and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option.

(f) Notwithstanding the foregoing, if a Change in Control occurs during the Earnout Period, then, immediately prior to the consummation of such Change in Control: (i) any Triggering Event that has not previously occurred shall be deemed to have occurred, (ii) Acquiror shall issue or cause to be issued the remaining portion of the Company Earnout Shares to the Eligible Company Equityholders, and (iii) any Sponsor Earnout Shares that remain unvested shall automatically become fully vested and no longer be subject to forfeiture.

(g) The issuance of Company Earnout Shares shall be treated as an adjustment to the total consideration paid pursuant to the Merger by the parties for Tax purposes, unless otherwise required by applicable Law.

3.04 Payment of Acquiror Transaction Costs; Closing Statement.

(a) No later than three (3) Business Days prior to the Closing and in any event not earlier than the time that holders of Acquiror Common Stock may no longer elect to redeem their shares in accordance with the Redemption Rights, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth in good faith: (i) the amount of estimated unpaid Acquiror Transaction Costs as of the Closing and all relevant supporting documentation used by Acquiror in calculating such amounts reasonably requested by the Company, which shall include the respective amounts and wire transfer instructions for the payment thereof; (ii) the amount in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the Acquiror Organizational Documents, if any); plus all other cash and cash equivalents of Acquiror; (iii) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents; and (iv) the number of shares of Acquiror

Common Stock to be outstanding as of the Closing after giving effect to the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement until the Closing, Acquiror shall (A) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Acquiror’s or its Representatives’ possession or control in connection with the Company’s review of the Acquiror Closing Statement and (B) consider in good faith any comments to the Acquiror Closing Statement provided by the Company, which comments the Company shall deliver to Acquiror no later than two (2) Business Days prior to the Closing Date, and Acquiror shall revise such Acquiror Closing Statement to incorporate any changes Acquiror determines are reasonably necessary or appropriate given such comments.

(b) No later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Acquiror a statement (the “Company Closing Statement”) setting forth in good faith: (i) a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of a Company Option or Company Warrant, the information set forth on Section 4.03(b) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to Acquiror, and (ii) the amount of estimated unpaid Company Transaction Costs as of the Closing and all relevant supporting documentation used by the Company in calculating such amounts reasonably requested by Acquiror, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with the corresponding invoices. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (A) use reasonable best efforts to cooperate with and provide Acquiror and its Representatives all information reasonably requested by Acquiror or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with Acquiror’s review of the Company Closing Statement and (B) consider in good faith any comments to the Company Closing Statement provided by Acquiror, which comments Acquiror shall deliver to the Company no later than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

(c) At the Closing, Acquiror shall pay or cause to be paid (including by the Surviving Corporation or any of its Subsidiaries) by wire transfer of immediately available funds (including out of Acquiror Cash and cash available at the Surviving Corporation or any of its Subsidiaries) all Acquiror Transaction Costs and Company Transaction Costs set forth on the Acquiror Closing Statement and the Company Closing Statement, respectively, that remain unpaid as of such time.

3.05 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book Entries representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into the right to receive the applicable Per Share Merger Consideration and Company Earnout Shares in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

3.06 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the applicable Per Share Merger Consideration and Company Earnout Shares in accordance with the provisions of Section 3.01 and Section 3.03, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all proceedings and negotiations with respect to demands for appraisal under the DGCL. Except with the prior written consent of Acquiror (not to be unreasonably withheld, delayed or conditioned), the Company shall not make any payment with respect to demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to Acquiror and Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another section of this Article IV) or by cross reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries and each other entity in which the Company or any Company Subsidiary owns any equity or similar interest, together with the jurisdiction of incorporation or organization of each Company Subsidiary or such other entity and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary or such other entity that is owned by the Company and each other Company Subsidiary, is set forth in Section

4.01(b) of the Company Disclosure Schedule. Other than the Company Subsidiaries and each other entity set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02 Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to Acquiror a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of the provisions of its certificate of incorporation, bylaws, operating agreement, limited liability company agreement or equivalent organizational documents.

4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 71,618,334 shares of Company Common Stock and 58,583,878 shares of Company Preferred Stock, 28,177,513 of which are shares of Company Series A Preferred Stock and 30,406,365 of which are shares of Company Series B Preferred Stock. As of the date hereof, (i) 1,045,652 shares of Company Common Stock are issued and outstanding, (ii) 28,177,513 shares of Company Series A Preferred Stock are issued and outstanding, (iii) 29,508,365 shares of Company Series B Preferred Stock are issued and outstanding, (iv) no shares of Company Stock are held in the treasury of the Company, (v) 8,281,647 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Stock Plan, and (vi) 3,468,920 shares of Company Common Stock are reserved for future issuance pursuant to the exercise of Company Warrants.

(b) Section 4.03(b)-1 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the holder of the Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; and (vi) the vesting schedule (including any acceleration provisions) of such Company Option. All Company Options were issued pursuant to the Company Stock Plan or an individual award agreement made available to Acquiror. The Company has made available to Acquiror accurate and complete copies of the Company Stock Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted, determined in a manner consistent with Section 409A of the Code. All shares of Company Common Stock subject to issuance pursuant to Company Options outstanding as of the date hereof, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Section 4.03(b)-2 of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder of the Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; (v) the date on which such Company Warrant expires; and (vi) if applicable, the vesting schedule (including any acceleration provisions) of such Company Warrant. All Company Warrants were issued pursuant to forms of warrant to purchase Company Common Stock made available to Acquiror. All shares of Company Common Stock subject to issuance pursuant to Company Warrants outstanding as of the date hereof, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The Company Warrant Settlement will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company. The terms of the Company Stock Plan permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the holders of such Company Options, the Company Stockholders or otherwise.

(c) Other than (i) the Company Options set forth on Section 4.03(b)-1 of the Company Disclosure Schedule, and (ii) the Company Warrants set forth on Section 4.03(b)-2 of the Company Disclosure Schedule, as of the date hereof, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted stock, restricted stock units, performance stock, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Stock or any of the equity interests or other securities of the Company or any Company Subsidiary.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) (i) Except as provided by the Company Stock Plan or the applicable award agreement thereunder, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Transactions, and (ii) all outstanding Company Stock, Company Options, and Company Warrants and all outstanding shares of capital stock or other equity securities of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f) Each outstanding share of capital stock or other equity security of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or security is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been, and each Ancillary Agreement to which the Company is a party will be, duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing with and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(c) No dissenters’ rights, rights of appraisal or other similar rights under Section 2115 of the Corporations Code of the State of California apply in connection with the Transactions.

4.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, charters, approvals, and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (each, a “Company Permit”), except where the failure to do so, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary. No suspension, limitation, adverse modification or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. To the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Company Permit. Neither the Company nor any of the Company Subsidiaries have been notified or presently has any reason to believe that any Company Permit will not be renewed in the ordinary course of business upon its expiration. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any Company Permit or (b) any Material Contract, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, in the case of clauses (a) and (b) have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(b) Section 4.06(b) of the Company Disclosure Schedule sets forth a list of all of the Company Permits that the Company or any Company Subsidiary currently holds, and each other franchise, grant, authorization, licenses, permit, registration, easement, variance, exception, consent, certificate, charter, approval, and order of any Governmental Authority that the Company or any Company Subsidiary has applied for as of the date of this Agreement but not yet obtained, or is otherwise in the process of obtaining or plans to obtain as of the date of this Agreement.

4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule is a true and complete copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2023 (the “2023 Balance Sheet”) and March 31, 2022, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the three (3) months ended March 31, 2023 and March 31, 2022 (collectively with the 2023 Balance Sheet, the “Unaudited Interim Financial Statements”).

(b) Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, audited in accordance with the auditing standards of the PCAOB and complying in all material respects with the applicable requirements of the SEC, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder (the “Audited Financial Statements”, and collectively with the Unaudited Interim Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(c) Except as and to the extent set forth on the 2023 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2023 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, or the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company and the Company Subsidiaries reflected on the Unaudited Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since March 31, 2023, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(g) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s specific authorization; (ii) the preparation of the Company’s financial statements for external purposes are in conformity with GAAP and maintain asset accountability; (iii) access to assets is only permitted in accordance with management’s specific authorization and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in each case of clauses (i) through (iv), except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(i) The total assets of the Company and the Company Subsidiaries as stated on the Company’s most recent regularly prepared consolidated balance sheet is less than $22.3 million, calculated in accordance with 16 C.F.R. Section 801.11.

4.08 Absence of Certain Changes or Events. Since December 31, 2021 and on and prior to the date of this Agreement, except as reflected in the Financial Statements, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to COVID-19 Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) or licensed any Company-Owned IP other than non-exclusive licenses (or sublicenses) of Company-Owned IP to customers or service providers in the ordinary course of business in which grants of rights to use such Company-Owned IP are incidental to performance under the agreement, (c) there has not been a Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b).

4.09 Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, order, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans (for the avoidance of doubt, excluding any offer letter, consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form and for which such form has been made available to Acquiror) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or individual consultant and under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, but without regard to materiality, the “Plans”).

(b) With respect to each material Plan, the Company has made available to Acquiror, if applicable (i) a true and complete copy of the current plan document and all amendments thereto (or a written summary if not reduced to writing) and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan.

(c) None of the Plans is or was, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation (whether contingent or otherwise) under or with respect to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(d) Except as set forth on Section 4.10(d) of the Company Disclosure Schedule neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person as a result of any Transaction (whether alone or in combination with any other event), nor will any such Transaction (whether alone or in combination with any other event) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The consummation of any Transaction will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(e) None of the Plans provide, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or individual consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f) Each Plan is and has been within in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from U.S. federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company or any Company Subsidiary. There have been no acts or omissions by the Company or to the knowledge of the Company, any ERISA Affiliate, that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any Company Subsidiary may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service commencement date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements).

(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries. There are no, and there have never been, any union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees. No allegations of discrimination, harassment, or retaliation have been made against any executive, officer, or director of the Company or any Company Subsidiary and the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct made by or against an employee, contractor, director, officer or other representative of the Company or any Company Subsidiary.

(d) Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, the Company and the Company Subsidiaries are and have been at all times in compliance in all respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. All employees of the Company and the Company Subsidiaries are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law. The Company’s relationships with all individuals who act as contractors or other service providers to the Company or its Subsidiaries can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies any such Leased Real Property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Acquiror. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, material to the Company or any Company Subsidiary.

(c) Other than due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company or any Company Subsidiary. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those conditions that, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

4.13 Company Assets. Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and leased or licensed assets, valid leasehold, subleasehold or licensed interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all Registered Intellectual Property constituting Company-Owned IP and Company-Licensed Exclusive IP (the “Company Registered Intellectual Property”) (showing in each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction or registrar). The Company Registered Intellectual Property listed on Section 4.14(a) of the Company Disclosure Schedule has not expired, lapsed, or been cancelled or abandoned, and is not subject to any pending or threatened opposition, cancellation, interference, or similar proceeding, other than during prosecution with relevant Governmental Authority in the ordinary course of business. All necessary registrations, filings, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made (subject to permissible extensions).

(b) Section 4.14(b) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all contracts, licenses or agreements that grant the right to use any Company-Licensed IP that is material to the business of the Company or any Company Subsidiary, including for the Software or Business Systems of any other person (other than (i) commercially available, “off-the-shelf”, “click wrap”, “shrink wrap” Software with aggregate annual license and maintenance fees of less than $100,000, (ii) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $10,000 per annum, (iii) Open Source licenses, or (iv) other nonexclusive licenses that are merely incidental to, and not a primary purpose of, a contract, license, or agreement); and

(c) The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has assigned or otherwise transferred ownership, or agreed to assign or otherwise transfer ownership, to any Person any Company IP that is (or was at the time of assignment or transfer) material to the Company and the Company Subsidiaries, taken as a whole.

(d) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Registered Intellectual Property (other than Company Licensed Exclusive IP) and either owns or has the right to use pursuant to a valid and enforceable written contract or license or other permission, all other Company IP, including Company-Licensed IP. All Registered Intellectual Property (other than applications) constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, all Registered Intellectual Property (other than applications) constituting Company-Licensed Exclusive IP is subsisting and, valid and enforceable. There are not, and there will not be immediately following the Closing, any restrictions on the right of the Company, any Company Subsidiary or the Surviving Corporation to use, modify, transfer or license any Company-Owned IP.

(e) The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company-Owned IP, Company-Licensed Exclusive IP rights, including the secrecy, confidentiality and value of its trade secrets, source code and other material Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any material Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person that does not have a fiduciary obligation of confidentiality other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(f) Since January 1, 2019, there have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or Company-Licensed Exclusive IP, or (ii) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights or rights of publicity of other persons (including any unsolicited demands to license, or notices that the Company or any Company Subsidiary requires a license to, any Intellectual Property rights from any other person). To the knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries (including the manufacture, sale, use, or importation of Products by the Company) has not, since January 1, 2019, and does not infringe, misappropriate or violate any Intellectual Property rights of any Person in or to any Intellectual Property or any rights of publicity. No other person has infringed, misappropriated or violated any of the Company-Owned IP. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(g) All persons who have contributed to, developed or conceived any material Company-Owned IP (“Contributors”) have executed written agreements with the Company or one of the Company Subsidiaries, and pursuant to which such persons (i) assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to such Company-Owned IP and (ii) agreed to maintain the Company or the applicable Company Subsidiary’s confidential information (the “Contributor Agreements”) or the Company or a Company Subsidiary owns such Company-Owned IP by operation of law. Neither the Company nor any Company Subsidiary is, and to the knowledge of the Company, no other party to any such Contributor Agreement is, in material breach of any such Contributor Agreement. To the knowledge of the Company, all persons who have contributed to, developed or conceived any material Company-Licensed Exclusive IP have executed written agreements with the applicable third party that granted the relevant license to the Company or the applicable Company Subsidiary, and pursuant to which such persons assigned to such third party all of their entire right, title, and interest in and to such Company-Licensed Exclusive IP.

(h) At no time was the creation, conception, or reduction to practice of any Company-Owned IP by any Contributor, the Company, or any Subsidiary conducted: (i) utilizing funding under any grants from any Governmental Authority or educational institution, (ii) as research sponsored by any Governmental Authority or educational institution, (iii) utilizing the facilities of any Governmental Authority or educational institution, or (iv) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third person, in each case, that would adversely affect the Company’s or any Company Subsidiary’s ownership rights in any such Company Owned IP. To the Company’s knowledge, it is not necessary for the operation of the Company business to utilize any Intellectual Property rights of any Contributor developed, invented, or made prior to such Contributor’s employment, except for any such Intellectual Property rights that have previously been assigned or irrevocably and perpetually licensed to the Company or any Company Subsidiary. No current or former employee, consultant, or contractor of the Company or any Company Subsidiary has asserted, and no Person or has, any ownership right, title, interest, or other claim of ownership in, or the right to receive any royalties or other consideration with respect to, any Company-Owned IP.

(i) There are no court orders, forbearances to sue, consents, settlement agreements, judgments, orders, or similar obligations, in each case that are litigation-related, or adversarial-related, or (in connection with an adversarial proceeding), adversarial proceeding-related, or government-imposed, obligations to which the Company or any Company Subsidiary is a party or is otherwise bound that (i) restrict the rights of the Company or any Company Subsidiary to use, transfer, license, distribute, exploit, or enforce any Company-Owned IP; or (ii) restrict the current conduct of the Company’s business in order to avoid violating another Person’s Intellectual Property.

(j) The Company and Company Subsidiaries do not use any Open Source Software or any modification or derivative thereof in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or that requires the Company or any Company Subsidiary to license or provide the source code to any of the Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Company-Owned IP at no or minimal charge.

(k) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.

(l) The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the current business of the Company. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, and procedures. To the knowledge of the Company, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(m) The Company and each of the Company Subsidiaries have complied, at all times, with all (i) Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) applicable internal and externally facing policies and external statements and representations of the Company or a Company Subsidiary, (iii) contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound, and (iv) to the extent applicable, PCI DSS (collectively, the “Data Security Requirements”). To the Company’s knowledge, no third party that has Processed Personal Information on behalf of or through access granted by the Company has done so in violation of any Data Security Requirements. The execution, delivery, and performance of this Agreement by the Company and each of the Company Subsidiaries and the consummation of the transactions hereunder will not violate any Data Security Requirements.

(n) The Company and the Company Subsidiaries maintain, and have at all times maintained and made available, privacy policies describing their Processing of Personal Information and such privacy policies have not been inaccurate, misleading, or deceptive in any material respect or in violation of any Privacy/Data Security Law.

(o) Where required by the Data Security Requirements, the Company and the Company Subsidiaries have each (i) implemented and maintained a written information security program and (ii) implemented and maintained administrative, technical, and physical measures and safeguards, in each case of (i)-(ii), that are designed to protect the security and integrity of the Business Systems and any Personal Information maintained by or on behalf of the Company and that are otherwise consistent with such applicable Data Security Requirements. The Company and its Subsidiaries have at all times (i) complied with such program and measures, and (ii) contractually obligated all third-party service providers with access to Personal Information or the Company’s or its Subsidiaries’ Business Systems to comply with such written information security program requirements and measures. To the Company’s knowledge, no third party has breached such obligations. To the knowledge of the Company, there are no Disabling Devices in any of the Business Systems or Product components.

(p) Neither the Company nor any of the Company Subsidiaries has (i) experienced any Security Incident; (ii) received notice of any audits, proceedings enforcement notices, registrations or investigations by any Governmental Authority,(iii) received any claims or complaints regarding the Company’s or any of the Company Subsidiaries’ Processing of Personal Information, or the alleged violation of any applicable Data Security Requirements, and, no circumstances exist that would reasonably be expected to give rise to any of the foregoing (i)-(iii). Neither the Company nor any of the Company Subsidiaries has provided, or has been legally required to provide, any notice to individuals, Governmental Authorities, or other Person in connection with any Processing of Personal Information.

(q) The Company or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Surviving Corporation or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

4.15 Taxes.

(a) (i) All income and other material Tax Returns required by Law to be filed by the Company and the Company Subsidiaries have been duly filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) all material amounts of Taxes due and payable by the Company and the Company Subsidiaries (whether or not reflected on any Tax Return) have been duly paid; (iii) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Company Subsidiary; (iv) neither the Company nor any of the Company Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes; (v) neither the Company nor any of the Company Subsidiaries is the subject of any assessment, audit, examination, investigation, dispute, claim or other proceeding with respect to Taxes for a Tax period for which the statute of limitations for assessment remains open and no such assessment, audit, examination, investigation, dispute, claim or other proceeding has been proposed or threatened in writing; (vi) all material deficiencies for Taxes asserted or assessed in writing against the Company or any Company Subsidiary have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any material obligation to any Governmental Authority or other person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than the Company or any Company Subsidiary) or has a potential liability or obligation to any such person (other than the Company or any Company Subsidiary) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment not primarily relating to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in a method of accounting (or use of an improper method of accounting) on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business.

(d) The Company and its Company Subsidiaries have (i) withheld or deducted all material amounts of Taxes required to have been withheld or deducted in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party, (ii) duly and timely remitted (or is properly holding for remittance) such amounts to the appropriate Tax authority, and (iii) complied in all material respects with all applicable Laws relating to Tax withholding, including all material reporting and recordkeeping requirements.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee, successor, by contract or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(g) Neither the Company nor any Company Subsidiary has (i) any request for a ruling in respect of material Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) Neither the Company nor any Company Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no Liens with respect to Taxes on any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(k) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Each of the Company and its Company Subsidiaries is, and has been at all times since formation, treated as the type of entity for United States federal tax purposes listed opposite its name on Section 4.14(l) of the Company Disclosure Schedule.

(m) Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or formed.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(o) Neither the Company nor any Company Subsidiary is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(p) Neither the Company nor any of the Company Subsidiaries has taken any action, or is aware of any fact or circumstances that would reasonably be expected to prevent the Domestication or the Merger from qualifying for the Intended Tax Treatment.

4.16 Environmental Matters. (a) Each of the Company the Company Subsidiaries is in all material compliance with all applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated, and the Company and the Company Subsidiaries have not released, with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits required to be held by the Company or any Company Subsidiary, as applicable, in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, nor has the Company or any Company Subsidiary received any written notice alleging any material violation of, or material liability under, Environmental Laws. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound (such contracts and agreements as are required to be set forth Section 4.17(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with consideration paid or payable to the Company or any Company Subsidiary of more than $100,000;

(ii) all contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $100,000;

(iii) (A) any contract for the employment or engagement of any director, officer, employee, or consultant of the Company or any Company Subsidiary that is not immediately terminable by the Company at-will without notice, severance, penalty or other material cost and (B) any contract with any current or former director, officer, employee, consultant or other person, providing for retention payments, change of control payments, accelerated vesting or any other payment or benefit that may or will become due as a result of the Merger or any other Transaction;

(iv) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vi) all contracts establishing any partnership, joint venture, strategic alliance or other collaboration or similar arrangement between the Company or any Company Subsidiary, on the one hand, and any third party, on the other hand, including with respects to the Products;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(viii) all contracts with third party payors;

(ix) all contracts that are business associate agreements as described under HIPAA;

(x) all contracts and agreements that (i) limit, or purport to limit, the ability of the Company or any Company Subsidiary to engage or compete in any line of business or with any person or entity or in any geographic or therapeutic area or during any period of time including noncompetition, and standstill obligations, exclusivity rights, and “most favored nation” provisions, or (ii) require the Company or any Subsidiary to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier, or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier, or subcontractor;

(xi) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xii) all Leases, and all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a twelve (12)-month period;

(xiii) all contracts listed in Section 4.14(b) of the Company Disclosure Schedule;

(xiv) all contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of Company-Owned IP (other than non-exclusive licenses granted to customers or service providers in the ordinary course of business or that are merely incidental to, and not the primary purpose of, the contract);

(xv) all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any Product or geographic area;

(xvi) all agreements for the development of Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into in the ordinary course of business);

(xvii) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities, business or asset (whether by merger, sale of stock, sale of assets or otherwise);

(xviii) all contracts and agreements relating to a Company Interested Party Transaction;

(xix) all contracts under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary;

(xx) all contracts not cancellable by the Company or the applicable Company Subsidiary with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty in excess of $100,000 pursuant to the terms of such contract; and

(xxi) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the applicable Company Subsidiary and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has the Company received any notice that any Material Contract has been canceled by the applicable counterparty or such counterparty intends to cancel any Material Contract; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the Company’s knowledge, oral notice or claim of any such breach, violation or default under any such Material Contract, in each of the foregoing clauses (i)-(iii). The Company has made available to Acquiror true and complete copies of all Material Contracts, including any amendments thereto.

4.18 Customers, Vendors and Suppliers. Section 4.18 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) the top twenty (20) customers of the Company based on the aggregate consideration paid to the Company and the Company Subsidiaries for goods and services rendered by the Company and the Company Subsidiaries to such customer during the trailing twelve (12)-month period ending March 31, 2023 (collectively, the “Material Customers”), and (ii) the top twenty (20) suppliers of the Company based on the aggregate consideration paid by the Company and the Company Subsidiaries for goods and services rendered by such supplier to the Company and the Company Subsidiaries during the trailing twelve (12)-month period ending March 31, 2023 (collectively, the “Material Suppliers”). None of the Material Customers or the Material Suppliers has notified the Company in writing, or to the knowledge of the Company, verbally that it will discontinue, materially alter or adversely modify its relationship with the Company, and Company Subsidiary or their respective businesses.

4.19 Insurance.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.20 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the Merger), and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company Stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.21 Certain Business Practices.

(a) None of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) None of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and there have never been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.22 Interested Party Transactions; Side Letter Agreements.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Company Subsidiary, or any immediate family member of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”, and each contract providing for a Company Interested Party Transaction and set forth on Section 4.22(a) of the Company Disclosure Schedule, an “Interested Party Agreement”); provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company Subsidiaries have not (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any Company Subsidiary and any family member of any director, officer or other Affiliate of the Company or any Company Subsidiary.

(b) Section 4.22(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer, management or similar rights (collectively, the “Side Letter Agreements”).

4.23 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

4.24 Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.25 Healthcare Compliance.

(a) The Company and each Company Subsidiary are, and have been since January 1, 2019, in compliance in all material respects with all applicable Healthcare Laws.

(b) Since January 1, 2019, neither the Company nor any Company Subsidiary has received written or, to the knowledge of the Company, oral notice of: (i) any pending or threatened Action by the FDA or any other Governmental Authority alleging that any operation or activity of the Company or any Company Subsidiary is in violation of any applicable Healthcare Law, (ii) any investigation by a Governmental Authority related to any potential or alleged violation by the Company or any Company Subsidiary of any applicable Healthcare Laws, or (iii) being charged with any act that would subject the Company or any Company Subsidiary to liability for criminal or civil money penalties, product seizure, injunction, mandatory exclusion, permissive exclusion, or other administrative sanctions under any Healthcare Laws. Neither the Company nor any Company Subsidiary is, and has been, a party or subject to a corporate integrity agreement or any administrative or judicial consent order imposed pursuant to action by the Office of Inspector General of the United States Department of Health and Human Services or any similar monitoring agreement or consent order pursuant to action by any other Governmental Authority. The Company has and maintains a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1. There are no outstanding compliance complaints, reports, corrective actions, or ongoing internal compliance investigations. Neither the Company nor any Company Subsidiary has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority for an alleged violation of any Healthcare Laws.

(c) The coding, billing and collection practices of the Company are in compliance in material respects with all applicable rules and regulations of all applicable third party payor programs, including federal healthcare programs. The Company has not been and is currently not subject to any audit, investigation, corrective action plan, or recoupment action by any third party payor program.

(d) All pre-clinical and clinical investigations conducted or sponsored by the Company or any Company Subsidiary and submitted or intended to be submitted to a Governmental Authority to support a regulatory approval, clearance, or other form of marketing authorization in any country, were and are being conducted in compliance with all applicable Healthcare Laws administered or issued by the applicable Governmental Authority, including: (i) FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, and 56 of the Code of Federal Regulations. Further, the Company has been and is currently in material compliance with HIPAA.

(e) All Products have all required regulatory approvals, clearances, or other form of marketing authorization and are in compliance with FDA regulations for medical devices contained in Title 21 parts 801, 803, 807, 812, 814 and 820, as applicable, of the Code of Federal Regulations as well as applicable Healthcare Laws in each country in which such Products are marketed or commercialized, and the Company or the applicable Company Subsidiary is the sole holder of all such approvals, clearances or marketing authorizations. All reports, documents, claims, permits, adverse event reports and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company or any Company Subsidiary have been so filed, maintained or furnished in a timely manner. To the knowledge of Company, all such reports, documents, claims, permits, adverse event reports and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing), were in compliance with applicable Laws, no deficiencies, liabilities, restrictions or limitations on the use of the Products have been asserted in writing, or to the Company’s knowledge otherwise, by any Governmental Authority with respect thereto, and no restrictions or limitation on the use of any Product have been ordered by any Governmental Authority.

(f) None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g) No officer, employee or agent of the Company or any Company Subsidiary has been convicted of any crime for which exclusion, debarment, or suspension is mandated by 21 U.S.C. §335a(a), 42 U.S.C. §1320a-7 or any similar Healthcare Laws or authorized by 21 U.S.C. §335a(b), 42 U.S.C. §1320a-7 or any similar Healthcare Laws or has otherwise been found ineligible from participating in any federal healthcare programs. To the knowledge of the Company, none of the Company, the Company Subsidiaries or any officer, employee or agent of the Company or any Company Subsidiary has been charged with any crime or engaged in any conduct for which such person could be excluded, debarred, suspended or otherwise deemed ineligible from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Laws. No Actions that would reasonably be expected to result in debarment, suspension or exclusion are pending or, to Company’s knowledge, threatened against the Company or any Company Subsidiary or, to Company’s knowledge, any of its Representatives performing research or work on behalf of the Company or any Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary has received any written (or, to the knowledge of the Company, oral) notice or correspondence from the FDA or any other Governmental Authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or the applicable Company Subsidiary.

(i) No data generated by the Company or any Company Subsidiary with respect to the Products is the subject of any Action, either pending or, to Company’s knowledge, threatened, by any Governmental Authority relating to the truthfulness or scientific integrity of such data.

(j) To Company’s knowledge, no Product is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law) or (iii) in violation of the FDCA (or any similar Healthcare Law). Since January 1, 2020, neither the Company, any Company Subsidiary nor, to Company’s knowledge, any of their respective contract manufacturers, has received any Form FDA 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Governmental Authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Company Permits issued to the Company or any Company Subsidiary by the FDA or any other Governmental Authority. Each Product is being or has been developed, manufactured, stored, distributed and marketed in compliance in all material respects with all Healthcare Laws and all other applicable Laws, including those related to investigational use, marketing approval, Quality Systems Regulations, current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples, record keeping, and reporting. There is no investigation, action or proceeding pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Product. No manufacturing site owned, leased or operated by the Company or any Company Subsidiary or, to Company’s knowledge, any of their respective contract manufacturers, is, or has since January 1, 2020 been, subject to a shutdown or import or export prohibition imposed or requested by FDA or another Governmental Authority. To the Company’s knowledge, no event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection or other action by any Governmental Authority or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Products or the manner in which such Products are manufactured or distributed.

(k) All advertising material used by or on behalf of the Company or the Company Subsidiaries are consistent in all material respects with the Product information as approved or cleared by the FDA or other competent Governmental Authority in the country or jurisdiction where the advertising material has been or is used, and no advertising is conducted or disseminated for a Product in a country or jurisdiction where no approval, clearance or marketing authorization for such Product has been obtained from a Governmental Authority.

(l) Since January 1 2020, neither the Company nor any Company Subsidiary has voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product, nor is the Company or any Company Subsidiary currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Product. Neither the Company nor any Company Subsidiary has received any written notice from the FDA or any other Governmental Authority regarding, (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold by the Company or any Company Subsidiary, (ii) a change in the marketing classification or a material change in the labelling of any Product, (iii) termination, enjoinment or suspension of the manufacturing, marketing, or distribution of a Product, or (iv) a negative change in reimbursement status of a Product.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in the Acquiror SEC Reports or Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Acquiror hereby represents and warrants to the Company as follows (provided that no representation or warranty by Acquiror shall apply to any statement or information in the Acquiror SEC Reports that relates to the topics referenced in the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” from the Securities and Exchange Commission (the “SEC”) on April 12, 2021 (or any subsequent guidance, statements or interpretations issued by the SEC, the Staff or otherwise relating thereto) (the “SEC Statement”) nor shall any correction, amendment or restatement of Acquiror’s financial statements due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Acquiror):

5.01 Corporate Organization.

(a) Each of Acquiror and Merger Sub is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Merger Sub is the only Subsidiary of Acquiror. Except for Merger Sub, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Merger Sub does not have any Subsidiaries or own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02 Organizational Documents. Each of Acquiror and Merger Sub has heretofore furnished to the Company complete and correct copies of the Acquiror Organizational Documents and the Merger Sub Organizational Documents. The Acquiror Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Acquiror nor Merger Sub is in violation in any material respect of any of the provisions of the Acquiror Organizational Documents or the Merger Sub Organizational Documents.

5.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 500,000,000 Acquiror Class A Ordinary Shares, (ii) 50,000,000 Acquiror Class B Ordinary Shares and (iii) 5,000,000 preference shares, par value $0.0001 per share, of Acquiror (“Acquiror Preferred Shares”). As of the date of this Agreement (iv) 23,560,000 Acquiror Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holders thereof by the Acquiror) and not subject to any preemptive rights, (v) 5,750,000 Acquiror Class B Ordinary Shares are issued and outstanding, all of which are shares of Acquiror Founders Stock and are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no Acquiror Class A Ordinary Shares or Acquiror Class B Ordinary Shares are held in the treasury of Acquiror, and (vii) 11,780,000 Acquiror Class A Ordinary Shares are issuable under the exercise of Acquiror Warrants. As of the date of this Agreement, there are no Acquiror Preferred Shares issued and outstanding. Each Acquiror Warrant is exercisable for one Acquiror Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such Acquiror Warrant and the Acquiror Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding Acquiror Units, Acquiror Class A Ordinary Shares, Acquiror Class B Ordinary Shares and Acquiror Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d) The Per Share Merger Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(e) Except for this Agreement, the Acquiror Warrants and the shares of Acquiror Founders Stock, as of the date hereof, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Acquiror or obligating Acquiror to issue or sell any shares of, or other equity interests in, Acquiror. All Acquiror Class A Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any Subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any Subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. As of the date hereof, except for the Amended Letter Agreement, Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its Subsidiaries. Except with respect to the Redemption Rights and the Acquiror Warrants, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Authority Relative to This Agreement. Each of Acquiror and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, in each case, subject to obtainment of the Acquiror Shareholders Approval. The execution and delivery of this Agreement by each of Acquiror and Merger Sub and the consummation by each of Acquiror and Merger Sub of the Transactions have been, and each Ancillary Agreement to which they are a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement and each Ancillary Agreement to which they are a party or to consummate the Transactions (other than (a) with respect to the Domestication and the filing and recordation of appropriate documents as required by the Companies Act, (b) the Merger, (c) the Acquiror Shareholders Approval, (d) the approval and adoption of this Agreement by Acquiror, as the sole stockholder of Merger Sub, (e) the filing and recordation of appropriate merger documents as required by the DGCL and (f) with respect to the issuance of Acquiror Common Stock and adoption of the Acquiror Certificate of Incorporation, the approval of a majority of the then-outstanding shares of Acquiror Common Stock). This Agreement has been duly and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror or Merger Sub, enforceable against Acquiror or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Acquiror Board has approved this Agreement and the Transactions, and such approvals are sufficient so that any restrictions on business combinations set forth in the Acquiror Charter, if any, shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, (i) conflict with or violate the Acquiror Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made (including in connection with the Domestication and the applicable requirements and required approval of the Cayman Registrar), conflict with or violate any Law applicable to Acquiror or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Acquiror or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger and other documents as required by the Companies Act or DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror or Merger Sub from performing its material obligations under this Agreement.

5.06 Compliance. Neither Acquiror nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror or Merger Sub or by which any property or asset of Acquiror or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any property or asset of Acquiror or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since December 2, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). As of their respective filing dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Acquiror SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Acquiror SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports.

(c) Except as and to the extent set forth in the Acquiror SEC Reports, neither Acquiror nor Merger Sub has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s business.

(d) Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(f) Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror, and Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any material weakness or significant deficiency in the system of internal accounting controls utilized by Acquiror, (ii) any fraud that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, any contract or transaction which constitutes a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors and (iii) any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, Acquiror is not, and at no time has been, party to any contract with any other person that would require payments by Acquiror in excess of $1,000,000 in the aggregate with respect to any individual contract or when taken together with all other contracts.

(d) Except as set forth on Section 5.08(d) of the Acquiror Disclosure Schedule, there is no liability, debt or obligation of Acquiror or its Subsidiaries or any Acquiror Transaction Cost, except (i) as reflected or reserved for on Acquiror’s unaudited condensed balance sheet for the period ended March 31, 2023 (the “Acquiror Balance Sheet Date”) (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or that have arisen since the Acquiror Balance Sheet Date in the ordinary course of business of Acquiror and its Subsidiaries or (ii) any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, including, for the avoidance of doubt, the Sponsor Loan Note and the Additional Sponsor Loan Note, if applicable.

(e) Since its incorporation, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(f) Except with respect to this Agreement and the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(h) Since December 31, 2022, except as expressly contemplated by this Agreement, (i) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measures, (ii) Acquiror has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been an Acquiror Material Adverse Effect, and (iv) Acquiror has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

(i) None of Acquiror, Merger Sub, any of their respective directors or officers, or to the Acquiror’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

(j) None of Acquiror, Merger Sub, any of their respective directors or officers, or to the Acquiror’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

(k) There are no, and there have never been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by Acquiror or Merger Sub, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

5.09 Absence of Litigation. There is no material Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a) The Acquiror Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Merger) are in the best interests of Acquiror, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement and the Merger, and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the shareholders of Acquiror at the Acquiror General Meeting.

(b) The only vote of the holders of any class of shares of Acquiror necessary to approve the Transactions (other than the Domestication and approval of the Acquiror Bylaws) is the affirmative vote of the holders of a simple majority of the outstanding shares of Acquiror Common Stock, voting as a single class, cast at the Acquiror General Meeting in accordance with the Acquiror Articles of Association. The Domestication and approval of the Acquiror Bylaws are required to be approved by way of a special resolution of the holders of Acquiror Class B Ordinary Shares (the “Domestication Approval”), being the affirmative vote of holders of a majority of not less than two-thirds of the outstanding Acquiror Class B Ordinary Shares, voting as a single class, cast at the Acquiror General Meeting in accordance with the Acquiror Articles of Association.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12 Brokers. Except as set forth on Section 5.12 of the Acquiror Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or Merger Sub. Acquiror has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters with the entities listed on Section 5.12 of the Acquiror Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13 Acquiror Trust Fund. As of the date of this Agreement, Acquiror has no less than $238,600,000 in the trust fund established by Acquiror for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management

Trust Agreement, dated as of December 2, 2021, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable against Acquiror and the Trustee in accordance with its terms, subject to the Remedies Exceptions. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (1) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (2) upon the exercise of Redemption Rights in accordance with the provisions of the Acquiror Organizational Documents. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Acquiror shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Acquiror as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Acquiror due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of Acquiror who shall have exercised their Redemption Rights, (ii) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Acquiror in connection with its efforts to effect the Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror at the Effective Time.

5.14 Employees and Employee Benefit Plans. Other than any officers as described in the Acquiror SEC Reports, Acquiror, its Subsidiaries, and Merger Sub have no employees, and have not retained any contractors other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. Acquiror and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

5.15 Taxes.

(a) (i) All income and other material Tax Returns required by Law to be filed by the Acquiror and Merger Sub have been duly filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) all material amounts of Taxes due and payable by the Acquiror and Merger Sub (whether or not reflected on any Tax Return) have been duly paid; (iii) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Acquiror and Merger Sub; (iv) neither the Acquiror nor Merger Sub is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes; (v) neither the Acquiror nor Merger Sub is the subject of any assessment, audit, examination, investigation, dispute, claim or other proceeding with respect to Taxes for a Tax period for which the statute of limitations for assessment remains open and no such assessment, audit, examination, investigation, dispute, claim or other proceeding has been proposed or threatened in writing; (vi) all material deficiencies for Taxes asserted or assessed in writing against the Acquiror or Merger Sub have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(b) Neither Acquiror nor Merger Sub is a party to, is bound by or has any material obligation to any Governmental Authority or other person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than Acquiror or Merger Sub) or has a potential liability or obligation to any such person (other than Acquiror or Merger Sub) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment not primarily relating to Taxes).

(c) Neither the Acquiror nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in a method of accounting (or use of an improper method of accounting) on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business.

(d) Each of Acquiror and Merger Sub has (i) withheld or deducted all material amounts of Taxes required to have been withheld or deducted in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party, (ii) duly and timely remitted (or is properly holding for remittance) such amounts to the appropriate Tax authority, and (iii) complied in all material respects with all applicable Laws relating to Tax withholding, including all material reporting and recordkeeping requirements.

(e) Neither the Acquiror nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Acquiror was the common parent).

(f) Neither the Acquiror nor Merger Sub has any material liability for the Taxes of any person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee, successor, by contract or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(g) Neither the Acquiror nor Merger Sub has (i) any request for a ruling in respect of material Taxes pending between the Acquiror or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither the Acquiror nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) Neither Acquiror nor Merger Sub has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no Liens with respect to Taxes on any assets of Acquiror or Merger Sub except for Permitted Liens.

(k) Each of Acquiror and Merger Sub is, and has been at all times since formation, treated as a C corporation for U.S. federal income tax purposes.

(l) Neither the Acquiror nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or formed.

(m) Neither the Acquiror nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which the Acquiror or any of its Subsidiaries does not file Tax Returns stating that the Acquiror or its Subsidiaries is or may be subject to Tax in such jurisdiction.

(n) Neither Acquiror nor Merger Sub has taken any action, or is aware of any fact or circumstances that would reasonably be expected to prevent the Domestication or the Merger from qualifying for the Intended Tax Treatment.

5.16 Registration and Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BIOSU”. The issued and outstanding Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BIOS”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BIOSW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Class A Ordinary Shares, or Acquiror Warrants or terminate the listing of Acquiror on Nasdaq. None of Acquiror or any of its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Class A Ordinary Shares, or the Acquiror Warrants under the Exchange Act.

5.17 Interested Party Transaction. Except as described in the Acquiror SEC Reports or in connection with any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, or otherwise set forth on Section 5.17 of the Acquiror Disclosure Schedule, there are no transactions, contracts, side letters, arrangements or understandings between Acquiror or Merger Sub, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Acquiror or Merger Sub, on the other hand (each, a “Acquiror Interested Party Transaction”).

5.18 Acquiror’s and Merger Sub’s Reliance. Neither Acquiror nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, or the accuracy or completeness thereof, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure

Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to Acquiror, Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Acquiror or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Acquiror and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 6.01 of the Company Disclosure Schedule, or (3) required by applicable Law, unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses in the ordinary course of business; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, (2) set forth in Section 6.01 of the Company Disclosure Schedule, or (3) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, during the Interim Period, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii) issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (other than the issuance of shares of Company Common Stock in connection with the Company Warrant Settlement and the Conversion) or (B) any material assets of the Company or any Company Subsidiary, including Intellectual Property (other than Permitted Liens);

(iv) form any Subsidiary (other than any wholly-owned Subsidiary formed in the ordinary course of business) or acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock of the Company or and Company Subsidiary, other than any dividends or other than distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of capital stock of the Company or any Company Subsidiary;

(vii) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, other than a Company Subsidiary; or (B) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or grant any security interest in any assets (other than Permitted Liens) of the Company or any Company Subsidiary;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (including to any officers, directors, agents or consultants of the Company or any Company Subsidiary), make any material change in existing borrowing or lending arrangements of the Company or any Company Subsidiary for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company or any Company Subsidiary in the ordinary course of business, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business, (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business or (D) any indemnification obligation under the Company Certificate of Incorporation or the Company’s bylaws or any indemnification agreement in which the Company or any of its Subsidiaries is a party, in each case, as in effect on the date hereof and disclosed on the Company Disclosure Schedule;

(ix) make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to Acquiror prior to the date hereof;

(x) acquire any fee interest in real property;

(xi) enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(xii) except as otherwise required by Law or the terms of any Employee Benefit Plan in effect as of the date of this Agreement, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, consultant or other service provider, (B) enter into or grant any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement or Company Option with any current or former director, officer, employee, consultant or other service provider, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, consultant or other service provider, (D) grant any Company Option, restricted stock unit, restricted stock or equity award, (E) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (F) hire any new employee or terminate the employment (other than for cause) of any employee, or (G) establish, determine or amend the vesting terms, including performance-based vesting terms, of any Company Option, or any restricted stock award that results from the exercise of a Company Option;

(xiii) adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof, except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions, (C) in connection with the health and welfare plan renewals in the ordinary course of business; provided that such renewals do not materially increase the cost to the Company or any Company Subsidiary of providing such benefits;

(xiv) waive the restrictive covenant obligation of any employee of the Company or any Company Subsidiary;

(xv) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof;

(xvi) (A) file any federal, state or local income Tax Return or other material Tax Return in a manner inconsistent with past practice, (B) file any amended Tax Return, (C) adopt or change any method of Tax accounting, (D) make, change or rescind any Tax election, (E) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, claim or other controversy relating to Taxes, (F) knowingly surrender any claim for a refund of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any Tax (other than, in each case, an agreement the primary purpose of which does not relate to Taxes or an agreement among any of the Company and the Company Subsidiaries), (H) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (I) request any Tax ruling from a Tax authority;

(xvii) enter into new, or materially amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case, in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xviii) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xix) (A) acquire, license, sublicense, waive, covenant not to assert, pledge, sell, transfer, assign or otherwise dispose of, divest or spin-off any material item of Company IP or other Intellectual Property used or held for use in the business of the Company or the Company Subsidiaries, in each case, other than in the ordinary course of business of the Company or the applicable Company Subsidiary, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in each and every material item of Company IP or other Intellectual Property used or held for use in the business of the Company or the Company Subsidiaries or (C) disclose or otherwise make available to any person who is not subject to a written agreement to maintain the confidentiality of any material trade secret included in the Company IP or other Intellectual Property used or held for use in the business of the Company or the Company Subsidiaries;

(xx) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $100,000 in the aggregate;

(xxi) enter into any new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xxii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties; or

(xxiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Acquiror to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Acquiror, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. During the Interim Period, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02 Conduct of Business by Acquiror and Merger Sub Pending the Merger. Acquiror agrees that, during the Interim Period, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including effecting the Domestication) and except as required by applicable Law, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall, and shall cause Merger Sub to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement (including effecting the Domestication) and as required by applicable Law, neither Acquiror nor Merger Sub shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the Acquiror Organizational Documents or the Merger Sub Organizational Documents in a manner that would adversely affect the Company or the holders of Company Common Stock, other than the Acquiror Certificate of Incorporation;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, stock, property or otherwise, with respect to any of its share capital or capital stock (as applicable), other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock or Acquiror Warrants, except for redemptions from the Trust Fund and conversions of the Acquiror Founders Stock that are required pursuant to the Acquiror Organizational Documents;

(d) other than with respect to any Additional Financing, issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or capital stock of Acquiror or Merger Sub, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such share capital or capital stock, or any other ownership interest (including any phantom interest), of Acquiror or Merger Sub, except in connection with the conversion of Acquiror Class B Ordinary Shares pursuant to the Acquiror Organizational Documents;

(e) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acquiror, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except for the Additional Sponsor Loan Note or any other loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers or directors to in an aggregate amount not to exceed $1,500,000 to finance Acquiror’s transaction costs in connection with the Transactions or other expenses incurred in the ordinary course of business unrelated to the Transactions;

(g) make any loans, advances or capital contributions to, or investments in, any person (including to any officers, directors, agents or consultants of Acquiror or Merger Sub, other than expense advancement or reimbursement in the ordinary course of business of reasonable business expenses in compliance with Acquiror expense advancement and reimbursement policies);

(h) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof;

(i) (i) file any federal, state or local income Tax Return or other material amended Tax Return in a manner inconsistent with past practice, (ii) file any amended Tax Return, (iii) adopt or change any method of Tax accounting, (iv) make, change or rescind any Tax election, (v) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, claim or other controversy relating to Taxes, (vi) knowingly surrender any claim for a refund of Taxes, (vii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any Tax (other than, in each case, an agreement the primary purpose of which does not relate to Taxes or an agreement between the Acquiror and Merger Sub), (viii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (ix) request any Tax ruling from a Tax authority;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror or Merger Sub;

(k) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(l) enter into, renew or amend in any material respect any Acquiror Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Acquiror Interested Party Transaction), except in connection with the Additional Sponsor Loan Note or any other loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers or directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses incurred in the ordinary course of business unrelated to the Transactions;

(m) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $100,000 in the aggregate;

(n) except as contemplated by the Omnibus Incentive Plan or the ESPP, adopt, enter into, sponsor, or contribute to any Employee Benefit Plan, employment contract, or collective bargaining agreement;

(o) make any material capital expenditures;

(p) enter into any new line of business outside of the business currently conducted by Acquiror as of the date of this Agreement;

(q) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties; or

(r) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Acquiror to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control Acquiror prior to the Closing Date. In addition, notwithstanding anything to the contrary in this Section 6.02, nothing in this Agreement shall prohibit or restrict Acquiror from extending, in accordance with the Acquiror Organizational Documents and the Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of the Company shall be required in connection therewith; provided that Acquiror shall provide to the Company drafts of all material documents related to an Extension and shall consider in good faith all reasonable comments to such documents provided by the Company. During the Interim Period, each of the Company and Acquiror shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

6.03 Waiver of Claims Against Trust Account. Reference is made to the final prospectus of Acquiror, dated as of December 2, 2021 and filed with the SEC (File No. 333-258028) on December 6, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that Acquiror has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon)

for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Acquiror Common Stock in connection with the consummation of Acquiror’s initial Business Combination or in connection with an Extension, (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to an Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes or (d) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its controlled affiliates that, notwithstanding anything to the contrary in this Agreement, except as described in the preceding clause (d), neither the Company nor any of its controlled affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any Released Claim (including for an alleged breach of this Agreement or any other agreement with Acquiror or its affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its affiliates to induce Acquiror to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its controlled affiliates under applicable law. To the extent the Company or any of its controlled affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any Released Claim, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its controlled affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 No Solicitation.

(a) During the Interim Period, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, facilitate, knowingly or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of material assets of the Company and its Subsidiaries taken as a whole or any of the Company’s outstanding capital stock or other equity securities of the Company or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Acquiror and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof.

(b) The Company shall notify Acquiror promptly in writing (but in no event later than twenty-four (24) hours) after receipt by the Company, any of the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep Acquiror informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof, any material amendments or proposed amendments.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction during the Interim Period, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) During the Interim Period, each of Acquiror and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Acquiror and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (an “Acquiror Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquiror Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Acquiror Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Acquiror Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Acquiror and Merger Sub shall, and shall direct their respective Affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquiror Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by Acquiror or Merger Sub or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by Acquiror and Merger Sub.

(e) Acquiror shall notify the Company promptly in writing (but in no event later than twenty-four (24) hours) after receipt by Acquiror or any of its Representatives of any inquiry or proposal with respect to an Acquiror Alternative Transaction, any inquiry that would reasonably be expected to lead to an Acquiror Alternative Transaction or any request for non-public information relating to Acquiror or for access to the business, properties, assets, personnel, books or records of Acquiror by any third party. In such notice, Acquiror shall identify the third party making any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Acquiror shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

7.02 Registration Statement; Consent Solicitation Statement; Proxy Statement.

(a) As promptly as practicable after the date hereof, Acquiror (with the assistance and cooperation of the Company as reasonably requested by the Acquiror) shall prepare and Acquiror shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Acquiror Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, which shall include a proxy statement / consent solicitation statement prospectus containing (i) a consent solicitation statement in preliminary form (as amended or supplemented, the “Consent Solicitation Statement”) in connection with the solicitation by the Company of written consents from the stockholders of the Company, to approve, by the requisite consent of the Company Stockholders under the DGCL and the certificate of incorporation and bylaws of the Company (the “Requisite Company Stockholder Approval”), this Agreement, the Merger and the other Transactions; and (ii) a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the extraordinary general meeting of Acquiror (including any adjournment or postponement thereof, the “Acquiror General Meeting”) to be held to consider (A) approval and adoption of this Agreement, the Domestication and the Merger, (B) approval of the issuance of Acquiror Common Stock as contemplated by this Agreement, (C) approval of the Acquiror Certificate of Incorporation and the Acquiror Bylaws, (D) the election of the individuals to be identified by the Company and Acquiror following the date of this Agreement, but prior to the effectiveness of the Registration Statement, to serve as members of the Acquiror Board in accordance with Section 7.15, (E) approval and adoption of an equity compensation plan, in substantially the form attached as Exhibit H hereto (the “Omnibus Incentive Plan”), which shall provide for (1) an initial number of shares of Acquiror Common Stock reserved for issuance thereunder equal to twelve percent (12%) of the shares of Acquiror Common Stock outstanding as of immediately after the Effective Time (after taking into account the issuance of shares of Acquiror Common Stock under this Agreement and the redemptions of Acquiror Common Stock pursuant to the Redemption Rights) calculated on fully-diluted and outstanding basis (the “EIP Initial Share Reserve”) and (2) an automatic annual “evergreen” increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to the lesser of (x) four percent (4%) of the number of shares of Acquiror Common Stock outstanding on the last day of the immediately preceding fiscal year and (y) such lesser number as determined by the plan administrator (such proposal, the “Omnibus Incentive Plan Proposal”), (F) approval and adoption of an employee stock purchase plan, in substantially the form attached as Exhibit I hereto (the “ESPP”), which shall provide for (1) an initial number of shares of Acquiror Common Stock reserved for sale thereunder equal to approximately one percent (1%) of the shares of Acquiror Common Stock outstanding as of immediately after the Effective Time (after taking into account the issuance of shares of Acquiror Common Stock under this Agreement and the redemptions of Acquiror Common Stock pursuant to the Redemption Rights), calculated on fully-diluted and outstanding basis (the “ESPP Initial Share Reserve”) and (2) an automatic annual increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to the lesser of (x) one percent (1%) of the number of shares of the Acquiror Common Stock outstanding on the last day of the immediately preceding fiscal year and (y) such lesser number as determined by the plan administrator (such proposal, the “ESPP Proposal”), (G) any other proposals the parties deem necessary to effectuate the Merger and (H) adjournment of the Acquiror General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (A), (B), (C) and (G) collectively, the “Required Acquiror Proposals,” and together with clauses (D), (E), (F) and (H), the “Acquiror Proposals”). Each of the Company and Acquiror shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. Acquiror and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and Acquiror shall take all actions necessary to cause the Merger Materials to be mailed to their respective stockholders or shareholders, as applicable, as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Acquiror shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Acquiror and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Proxy Statement, and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by Acquiror or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror and the Company will each advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the other party with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Acquiror or the Company without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) Acquiror represents that the information supplied by Acquiror for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders, (iii) the time of the Acquiror General Meeting and (iv) at the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror or Merger Sub, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Merger Materials, Acquiror shall promptly inform the Company.

(d) The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to its stockholders, (iii) the time of the Acquiror General Meeting and (iv) at the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Acquiror.

7.03 Consent Solicitation; Written Consent; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, and no later than two (2) Business Days following such date, the Company shall solicit the Requisite Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause each Key Company Stockholder and each such other Company Stockholder necessary to obtain the Requisite Company Stockholder Approval to duly execute and deliver a stockholder written consent substantially the form attached as Exhibit J hereto (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by the Key Company Stockholders and such other Company Stockholders in accordance with Section 228 of the DGCL within two (2) Business Days of the Registration Statement becoming effective, including by taking all action necessary to enforce the Stockholder Support Agreements. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Stockholders and such other Company Stockholders to the Company, the Company shall deliver to Acquiror a copy of such Written Consent in accordance with Section 10.01. Promptly following the receipt of the Requisite Company Stockholder Approval via the Written Consent and delivery to Acquiror of a copy of such Written Consent in accordance with Section 10.01, the Company will prepare (subject to the reasonable approval of Acquiror) and deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the stockholders of the Company available under Section 262 of the DGCL along with such other information as is required thereunder and pursuant to applicable Law. If any Key Company Stockholder or any other Company Stockholder necessary to obtain the Requisite Company Stockholder Approval fails to deliver the Written Consent to the Company within two (2) Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), Acquiror shall have the right to terminate this Agreement as set forth in Section 9.01.

(b) The Consent Solicitation Statement shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within three (3) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Acquiror and its Affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Acquiror, fail to issue, within three (3) Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stockholder and each such other Company Stockholder necessary to obtain the Requisite Company Stockholder Approval to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Stockholder Approval in accordance with Section 7.03(a).

7.04 Acquiror General Meeting; Merger Sub Stockholder’s Approval.

(a) Acquiror shall call and hold the Acquiror General Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Acquiror Proposals; provided that Acquiror may postpone or adjourn the Acquiror General Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the Acquiror Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Acquiror Proposals or otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.08. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror General Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders, subject to the right of Acquiror to make an Acquiror Change in Recommendation pursuant to this Section 7.04(a). The Acquiror Board shall recommend to its shareholders that they approve the Acquiror Proposals (the “Acquiror Recommendation”) and shall include the Acquiror Recommendation in the Proxy Statement. Neither the Acquiror Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Acquiror Recommendation, or fail to include the Acquiror Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any Acquiror Alternative Transaction (any action described in clauses (i) through (ii) being referred to as an “Acquiror Change in Recommendation”). Notwithstanding the foregoing, if the Acquiror Board, after consultation with its outside legal counsel, determines in good faith that failure to effect an Acquiror Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the Acquiror under applicable Law, then the Acquiror Board may effect an Acquiror Change in Recommendation so long as Acquiror (to the extent lawful and reasonably practicable) first provides the Company with at least forty-eight (48) hours advance written notice of such withdrawal or modification.

(b) Notwithstanding (i) any Acquiror Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Acquiror Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall Acquiror or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or terminate this Agreement in connection therewith and (B) Acquiror and Merger Sub shall otherwise remain subject to the terms of this Agreement, including Acquiror’s obligation to use reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror General Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

7.05 Access to Information; Confidentiality.

(a) During the Interim Period, the Company and Acquiror shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated January 16, 2023 (the “Confidentiality Agreement”), between Acquiror and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as is reasonably necessary such Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case, in accordance with the Confidentiality Agreement.

7.06 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company Certificate of Incorporation or the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) After the Domestication, the Acquiror Organizational Documents shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the Acquiror Organizational Documents and the Merger Sub Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Acquiror, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the Acquiror Organizational Documents as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Acquiror, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of Acquiror against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Acquiror would have been permitted under applicable Law, the Acquiror Organizational Documents or the Merger Sub Organizational Documents, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six (6) years from the Effective Time, Acquiror shall (i) maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms not less favorable than the terms of such current insurance coverage; provided that Acquiror shall not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2022 (“Go-forward D&O Insurance”). For the avoidance of doubt, the Go-forward D&O Insurance shall be an expense of the Company.

(d) Prior to the Effective Time, the Company shall purchase a prepaid “tail” policy (a “Company Tail Policy”) with respect to the Company’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 350% of the aggregate annual premium currently payable by the Company for such insurance policy for the year ended December 31, 2023 (the “Company Maximum Annual Premium”). Acquiror will be responsible for maintaining such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy, Company will instead obtain as much comparable insurance as possible for an annual premium equal to the Company Maximum Annual Premium.

(e) Prior to the Effective Time, the Acquiror shall purchase a prepaid “tail” policy (a “Acquiror Tail Policy”) with respect to the Acquiror’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as the Acquiror’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 350% of the aggregate annual premium currently payable by Acquiror for such insurance policy for the year ended December 31, 2023 (the “Acquiror Maximum Annual Premium”). Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Acquiror is unable to obtain the “tail” policy for an amount less than or equal to the Acquiror Maximum Annual Premium, Acquiror will instead obtain as much comparable insurance as possible for an annual premium equal to the Acquiror Maximum Annual Premium.

(f) With respect to any claims that may be made under the Company Tail Policy or the or the Acquiror Tail Policy, (i) prior to the Effective Time, Acquiror and the Company shall reasonably cooperate with the other party as reasonably requested by such other party, and (ii) after the Effective Time, Acquiror shall reasonably cooperate with any person insured by such policies as reasonably requested by such person.

(g) On the Closing Date, to the extent not already entered into, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of Acquiror in effect as of the date hereof and listed on Section 7.06(g) of the Acquiror Disclosure Schedule shall continue to be effective following the Closing, and Acquiror shall continue to honor its obligations thereunder.

7.07 Notification of Certain Reserved Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party hereto becomes aware of during the Interim Period the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to make all filings with, respond to questions from, obtain all permits, consents, approvals, authorizations, qualifications and orders of, provide all required notifications to, and cause the expiration or termination of waiting periods required by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. During the Interim Period, no party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communication. Subject to the terms of the Confidentiality Agreement, during the Interim Period, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby that were made during the Interim Period. During the Interim Period, no party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.09 shall prevent Acquiror or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.09.

7.10 Listing. Acquiror will use its reasonable best efforts to cause the Acquiror Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. During the Interim Period, Acquiror shall use its reasonable best efforts to keep the Acquiror Units, Acquiror Class A Ordinary Shares and Acquiror Warrants listed for trading on the Nasdaq.

7.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) Acquiror and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, confidentiality obligations, or applicable Law, and (C) as necessary to protect against waiver of attorney-client privilege or other privilege due to disclosure.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.11 shall require the Company, the Acquiror or any of their respective Affiliates, to take any action, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, the Acquiror or their respective Affiliates, or investment of the Company, the Acquiror or their respective Affiliates, or any interests therein.

7.12 Trust Account. As of the Effective Time, the obligations of Acquiror to wind up and liquidate the assets of Acquiror within a specified time period as contained in the Acquiror Charter will be terminated and Acquiror shall have no obligation whatsoever to wind up and liquidate the assets of Acquiror by reason of the consummation of the Merger or otherwise, and no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account; provided that the foregoing shall not modify or restrict the obligations of Acquiror to consummate the redemption of any shares of Acquiror Common Stock pursuant to a valid exercise of Redemption Rights prior to the Effective Time in accordance with the Acquiror Organizational Documents. At least forty-eight (48) hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account, other than funds required to be paid from the Trust Account to shareholders of Acquiror that delivered a valid exercise of Redemption Rights prior to the Effective Time in accordance with the Acquiror Organizational Documents, to Acquiror to be held as available cash for immediate use on the balance sheet of Acquiror, and to be used (a) to pay the unpaid Acquiror Transaction Costs and unpaid Company Transaction Costs in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing, and thereafter Acquiror shall cause the Trust Account and the Trust Agreement to terminate.

7.13 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which would reasonably be expected to prevent or impede the Domestication or the Merger from qualifying for the Intended Tax Treatment. The parties shall file all Tax Returns consistent with, and take no Tax position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code.

(b) If Acquiror and the Company jointly determine, after consultation with their respective tax advisers, that an alternative transaction structure is necessary to preserve the Intended Tax Treatment with respect to the Merger, the parties shall consider the following alternative transaction steps (such steps, the “Alternative Transaction Structure”): (i) Acquiror shall form a Delaware limited liability company using a name reasonably acceptable to Acquiror and the Company (the “Merger Sub II”), wholly owned by Acquiror and treated as an entity disregarded from its owner for U.S. federal income tax purposes, (ii) Merger Sub shall merge with and into the Company pursuant to the provisions of this Agreement, with the Company surviving as the Surviving Corporation (the “First Merger”), and (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the surviving entity (the “Surviving Entity”, and such merger, the “Second Merger”) in a single integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321; provided, that neither Acquiror nor the Company shall be required to effect the Alternative Transaction Structure or any other transaction structure other than the Merger.

(c) For the avoidance of doubt, no party (or its respective Affiliates and owners) shall be required to satisfy its obligations pursuant to this Section 7.13 by altering the consideration payable pursuant to Article III.

(d) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion or tax disclosure be provided in such connection, Acquiror and the Company shall use commercially reasonable efforts to deliver to Cooley LLP and Honigman LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if required, Cooley LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication and with respect to the material U.S. federal income tax consequences of the exercise of the Redemption Rights and, if required, Honigman LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Tax-Free Reorganization or the Merger.

(e) Each of the Acquiror and the Company shall (and shall cause their respective Subsidiaries to) use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by Acquiror or the Company, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such commercially reasonable efforts shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder before and after the Effective Time.

7.14 Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Stock or acquisitions of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.15 Directors and Officers. The parties shall take all necessary actions to cause the Acquiror Board as of immediately following the Closing to consist of seven (7) directors, consisting of (i) Ross Haghighat, (ii) two (2) individuals designated by the Sponsor (the “Sponsor Designees”), which Sponsor Designees may be changed by Sponsor subject to the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), and (iii) four (4) individuals designated by the Company Board (the “Company Designees”), which Company Designees may be changed by the Company Board in consultation with Acquiror no later than fourteen (14) days prior to the effectiveness of the Registration Statement. The parties shall ensure that a majority of the members of the Acquiror Board as of immediately following the Closing qualifies as independent directors under the rules of Nasdaq.

7.16 FIRPTA Tax Certificates. At or prior to the Closing, the Company shall deliver to Acquiror in a form reasonably acceptable to Acquiror, a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Acquiror with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

7.17 Domestication. Subject to receipt of the Domestication Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State the Certificate of Domestication with respect to the Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Acquiror Bylaws, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, (d) obtaining a certificate of de-registration from the Cayman Registrar and (e) taking any other actions necessary in connection therewith.

7.18 Related Party Statements. Prior to the Closing and except as set forth on Section 7.18 of the Company Disclosure Schedule, the Company shall have terminated, or cause to be terminated, all Interested Party Agreements and Side Letter Agreements and any other contracts between the Company and any of its directors, officers or holder of more than ten percent (10%) of the Company Stock (assuming the full conversion or exercise of all securities of the Company held by such person), or any immediate family member of any of the foregoing (whether directly or indirectly through an affiliate of such person) or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to the Company, other than ordinary course agreements relating to director and employee compensation and benefits.

7.19 Transaction Litigation. During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or stockholder (as applicable) demands or other shareholder or stockholder actions (including derivative claims) relating to this Agreement, any Ancillary Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, Acquiror or any of its respective Representatives (in their capacity as a Representative of Acquiror) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a Representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation.

7.20 Required Company Permits. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, obtain the Company Permits necessary for each of the Company and the Company Subsidiaries to carry on its business in all respects as it is proposed to be conducted as of the date of this Agreement, including, but not limited to, the Company Permits (a) for the distribution or manufacturing of Products in each state where the Company distributes or manufactures, or proposes to distribute or manufacture, such Products as of the date of this Agreement, and (b) listed in Section 4.06(b) of the Company Disclosure Schedule (collectively, the “Required Company Permits”). Subject to applicable Law regarding the sharing of information, Acquiror shall have the right to review in advance and, to the extent reasonably practicable, the Company and Acquiror shall consult with the other on any application or filing related to a Required Company Permit. The Company may not withdraw any applications or filings for any Company Permit pending as of the date of this Agreement that would reasonably be expected to be material to the business of the Company and the Company Subsidiaries taken as a whole.

7.21 Additional Financing; Sponsor Notes.

(a) Acquiror and the Company may jointly agree for Acquiror to enter into, on terms and conditions mutually acceptable to Acquiror and the Company, agreements to sell to any other person in a private placement additional shares of Acquiror Common Stock (i) that have the same rights, privileges and preferences as the shares of Acquiror Common Stock to be issued to the stockholders of the Company pursuant to the terms of this Agreement and (ii) at a price per share not less than $10.00 (such additional private placement, the “PIPE Financing”). In addition, Acquiror, the Sponsor and the Company may jointly agree for Acquiror and the Sponsor to enter into, on terms and conditions mutually acceptable to Acquiror, the Sponsor and the Company, agreements to incentivize holders of Acquiror Common Stock to agree to not exercise, or unwind their exercise of, their Redemption Rights with respect to their Acquiror Common Stock, including by way of the Sponsor’s voluntary forfeiture of its shares of Acquiror Founders Stock (each such holder of Acquiror Common Stock, a “Non-redeeming Stockholder”, and the cash proceeds that remain in the Trust Account with respect the Non-redeeming Stockholders together with the cash proceeds from the PIPE Financing, the “Additional Financing”). If required by financial advisors in connection with any Additional Financing, the Company shall cause its auditors and outside legal counsel to deliver comfort letters and/or negative assurance letters upon request by such financial advisors.

(b) During the Interim Period, the Sponsor may, in its sole discretion, provide additional convertible debt financing to Acquiror on substantially the same terms as the Sponsor Loan Note, including with respect to any conversion related thereto (such additional convertible debt financing, the “Additional Sponsor Loan Note”). If the amount of Acquiror Cash as of the Closing, without taking into account any amounts from the Sponsor Loan Note or the Additional Sponsor Loan Note, is less than the Acquiror Adjusted Minimum Cash, then, effective as of immediately prior to the Effective Time, the Sponsor shall convert the Sponsor Loan Note and the Additional Sponsor Loan Note into a number of Domesticated Acquiror Units in accordance with the terms of Sponsor Loan Note and the Additional Sponsor Loan Note. If the amount of Acquiror Cash as of the Closing, without taking into account any amounts from the Sponsor Loan Note or the Additional Sponsor Loan Note, is equal to or exceeds the Acquiror Adjusted Minimum Cash, then, notwithstanding anything to the contrary set forth herein, all outstanding principal and accrued interest amounts under the Sponsor Loan Note and the Additional Sponsor Loan Note shall be repaid at the Closing as Acquiror Transaction Costs pursuant to Section 3.04(c).

7.22 Financial Statements. During the Interim Period, the Company shall deliver to Acquiror and any of the Company’s and Acquiror’s financial advisors, within (i) fifteen (15) days following the end of any month, the unaudited consolidated balance sheet of the Company as of the end of such month, and the related unaudited consolidated statements of operations, cash flows and stockholders’ equity for such monthly period, setting forth in each case comparisons to the Company’s monthly budget and to the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments) and (ii) thirty (30) days following the end of any fiscal quarter, the consolidated balance sheet of the Company as of the end of such quarter, and the related consolidated statements of operations, cash flows and stockholders’ equity for such period that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated hereby, and which, in the case of any of the foregoing that is audited, shall in each case be audited in accordance with the standards of the PCAOB. As soon as practicable following the date hereof and no later than May 12, 2023, the Company shall deliver to Acquiror the unaudited consolidated balance sheet of the Company and Company Subsidiaries, and the related unaudited consolidated statements of operations and cash flows, for the periods set forth in Section 7.22 of the Company Disclosure Schedule.

7.23 280G Matters. To the extent applicable, prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to secure from any Person who is a “disqualified individual” (as defined in Section 280G of the Code), and who has a right to any payments and/ or benefits or potential right to any payments and/ or benefits in connection with the Merger that would reasonably be expected to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s right to any such “parachute payments” to the extent required to avoid the imposition of Tax by virtue of the operation of Section 280G of the Code (the “Waived 280G Benefits”) and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G of the Code and the regulations promulgated thereunder, and (b) submit to the stockholders of the Company, for approval or disapproval by such stockholders holding the number of shares of Company Stock required by the terms of Section 280G(b)(5)(B) of the Code and the regulations thereunder, the Waived 280G Benefits in a manner intended to provide that no such payments and benefits shall be deemed “parachute payments” under Section 280G of the Code and the regulations thereunder. The Company agrees that in the absence of such stockholder approval, no Waived 280G Benefits will be paid, received, or retained. Moreover, this Section 7.23 shall not apply to any contracts or arrangements (including any contracts or arrangements that provide for any equity or equity-based incentive awards) between Acquiror or any of its Affiliates and a disqualified individual unless such contracts or arrangements are provided to the Company at least ten (10) Business Days prior to the Closing Date. Acquiror shall cooperate with the Company in good faith to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated in any such contracts or arrangements that could constitute a “parachute payment” under Section 280G of the Code.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Acquiror.

(b) Acquiror Shareholders’ Approval. The Required Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Acquiror in accordance with the Proxy Statement, the Companies Act, the Acquiror Articles of Association and the rules and regulations of Nasdaq (the “Acquiror Shareholders Approval”).

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise enjoining or prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e) Governmental Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all applicable Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Acquiror Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents.

(h) Domestication. The Domestication shall have been completed.

(i) Letter Agreement Amendment. The parties thereto shall have entered into the Letter Agreement Amendment, which shall be in full force and effect.

8.02 Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) the first sentence of Section 4.01(a), Section 4.01(b), Section 4.03 (other than clauses (a), (b) and (c) thereof which are subject to clause (ii) below), Section 4.04, Section 4.07(i), Section 4.15 and Section 4.24 shall each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.03(a), Section 4.03(b) and Section 4.03(c) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Acquiror, Merger Sub or their respective Affiliates and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect that is continuing on the Closing Date.

(d) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(e) FIRPTA Tax Certificate. The Company shall have delivered the documents set forth in Section 7.16.

8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clauses (a), (b) and (c) thereof which are subject to clause (ii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.03(a), Section 5.03(b) and Section 5.03(e) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Acquiror, Merger Sub or their respective Affiliates and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d) Listing. The shares of Acquiror Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

(e) Acquiror Cash. The amount of Acquiror Cash as of the Closing shall be equal to or exceed the Acquiror Minimum Cash.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or shareholders of Acquiror, as follows, in each case of clauses (b) through (i), by written notice by the terminating party to the non-terminating party:

(a) by mutual written consent of Acquiror and the Company;

(b) by either Acquiror or the Company if the Effective Time shall not have occurred prior to December 31, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either Acquiror or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either Acquiror or the Company if any of the Required Acquiror Proposals shall fail to receive the requisite vote for approval at the Acquiror General Meeting (subject to any adjournment or postponement of such meeting);

(e) by Acquiror, in the event of a Written Consent Failure;

(f) by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Acquiror has not waived such Terminating Company Breach and Acquiror and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Acquiror may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Acquiror to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating Acquiror Breach”); provided that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Acquiror Breach is curable by Acquiror and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Acquiror and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Acquiror.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates, directors, officers employees or stockholders. Notwithstanding the foregoing, nothing herein shall limit the liability of any party for Fraud or Willful Breach of this Agreement committed by such party prior to such termination. The provisions of Section 6.03, Section 7.05(b) and Article X (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

9.03 Expenses. Except as otherwise set forth in this Agreement or in any other contract entered into between the parties, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement, any Ancillary Agreement and the Transactions, including all fees of its legal counsel, financial advisers, accountants and other representatives or consultants; provided that Acquiror shall pay, or cause to be paid, the unpaid Acquiror Transaction Costs and the unpaid Company Transaction Costs if and only if the Closing and the Effective Time occur; provided further that, whether or not the Closing and the Effective Time occur, the Company and Acquiror shall each pay one-half (1/2) of the fees relating to all SEC and other regulatory filing fees (including those incurred in connection with the Proxy Statement, the Registration Statement and the Notification and Report Forms filed under the HSR Act and any other applicable Antitrust Law). Acquiror shall use good faith efforts to ensure Acquiror Transaction Costs do not exceed $15,000,000 in the aggregate.

9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.05 Waiver. At any time prior to the Effective Time, (a) Acquiror may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Acquiror or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Acquiror or Merger Sub contained herein or in any document delivered by Acquiror or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Acquiror or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE X

GENERAL PROVISIONS

10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

If to Acquiror or Merger Sub:

BioPlus Acquisition Corp.

260 Madison Avenue

Suite 800

New York, New York 10016

Attention: Jonathan Rigby

Email: [***]

with a copy to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, California 94111

Attention: Garth Osterman; Miguel J. Vega

Email: [***]

If to the Company:

Avertix Medical, Inc.

40 Christopher Way

Suite 201

Eatontown, New Jersey 07724

Attention: Tim Moran

Email: [***]

with a copy to:

Honigman LLP

650 Trade Centre Way, Suite 200

Kalamazoo, Michigan 49002

Attention: Phillip D. Torrence; Jeff Kuras

Email: [***]

10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company nor any of its Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Acquiror and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Acquiror or Merger Sub in executing, delivering and performing this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article IV as modified by the Company Disclosure Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company or its Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Representative, and are not and shall not be deemed to be relied upon by Acquiror or Merger Sub in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article IV, in each case, as modified by the Company Disclosure Schedules. Except for the specific representations and warranties expressly made by the Company in Article IV, in each case, as modified by the Company Disclosure Schedules: (a) Acquiror acknowledges and agrees that: (i) neither the Company nor its Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Acquiror, Merger Sub or their respective representatives or made available to Acquiror and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of the Company or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article IV and subject to the limited remedies herein provided; (b) each of Acquiror and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company nor any other Person shall have any liability to Acquiror, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF ACQUIROR, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE ACQUIROR SEC REPORTS. Without limiting the generality of the foregoing, none of Acquiror, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Acquiror and Merger Sub made available to the Company and its Representatives, including due diligence materials, or in any presentation of the business of the Acquiror by management of the Acquiror or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article V as modified by the Acquiror Disclosure Schedules and the Acquiror SEC Reports. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Acquiror, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Acquiror and Merger Sub, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article V, in each case, as modified by the Acquiror Disclosure Schedules and the Acquiror SEC Reports. Except for the specific representations and warranties expressly made by Acquiror and Merger Sub in Article V, in each case as modified by the Acquiror Disclosure Schedules and Acquiror SEC Reports: (a) the Company acknowledges and agrees that: (i) none of the Acquiror nor any of its Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Acquiror, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Acquiror, the nature or extent of any liabilities of the Acquiror, the effectiveness or the success of any operations of the Acquiror or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Acquiror furnished to the Company or its Representatives or made available to the Company, and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of the Acquiror has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Acquiror has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Acquiror nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Acquiror or the future business, operations or affairs of the Acquiror.

10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.05 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided that the Domestication shall be effected in accordance with both the DGCL and the Companies Act, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court; provided, further, that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the Companies Act. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

10.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other party of a counterpart executed by a party shall be deemed to satisfy the requirements of this Section 10.10.

10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.12 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or the other Transaction Documents, (b) the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), (c) any breach of this Agreement or (d) any failure of the Merger to be consummated, may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) and not against any Nonparty Affiliate. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to the items in clauses (a) through (d) of this Section 10.12, except with respect to Willful Breach or Fraud against the person who committed such Willful Breach or Fraud, and, to the maximum extent permitted by applicable Law, and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.12.

[Signature Page Follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Sponsor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIOPLUS ACQUISITION CORP.

By:	/s/ Jonathan Rigby
Name:	Jonathan Rigby
Title:	Chairman and Chief Business Officer

GUARDIAN MERGER SUBSIDIARY CORP.

By:	/s/ Steven Fletcher
Name:	Steven Fletcher
Title:	President and Secretary

AVERTIX MEDICAL, INC.

By:	/s/ Timothy P. Moran
Name:	Timothy P. Moran
Title:	President and Chief Executive Officer

Solely with respect to Section 3.03(b) and Section 7.21

BIOPLUS SPONSOR LLC

By:	/s/ Steven Fletcher
Name:	Steven Fletcher
Title:	Managing Member

Signature Page to Business Combination Agreement and Plan of Reorganization

EXHIBIT A

FORM OF ACQUIROR CERTIFICATE OF INCORPORATION

[Attached.]

Execution Version

FORM OF CERTIFICATE OF INCORPORATION

OF

AVERTIX MEDICAL, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is Avertix Medical, Inc.

II.

The address of the registered office of this corporation in the State of Delaware shall be Corporation Trust Center 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, or in such other location as the Board of Directors of this corporation (the “Board”) may from time to time determine or the business of this corporation may require. This corporation’s registered agent for service of process at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The total number of shares of all classes of capital stock which this corporation shall have authority to issue is 555,000,000 shares, consisting of (1) 550,000,000 shares of common stock (“”Common Stock), including (i) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and (ii) 50,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

B. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares for each such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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C. The number of authorized shares of Common Stock or Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of this corporation entitled to vote thereon, without a separate vote of the holders of the Common Stock or Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Each outstanding share of Class A Common Stock or Class B Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock or Class B Common Stock shall not be entitled to vote on any amendment to this certificate of incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this certificate of incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

E. Capitalized terms otherwise used but not defined in this certificate of incorporation shall have the meaning set forth below:

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving this corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80 percent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into a such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A Common Stock issued in a financing transaction in connection with the initial Business Combination, including but not limited to a private placement of equity or debt.

“IPO” means this corporation’s initial public offering of securities.

“Public Shares” means shares of Class A Common Stock (following the conversion from Class A ordinary shares, par value $0.0001 per share) issued as part of the units issued in the IPO (which exclude, for the avoidance of doubt, shares of Class A Common Stock that are issued upon conversion of shares of Class B Common Stock).

“Sponsor” means BioPlus Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Trust Account” means the trust account established by this corporation upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of units simultaneously with the closing date of the IPO, were deposited.

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F. Class B Common Stock Conversion

1. The rights attaching to the Common Stock shall rank pari passu in all respects, and the Common Stock shall vote together as a single class on all matters (subject to paragraph D of Article V below) with the exception that the holder of a Class B Common Stock shall have the conversion rights referred to herein.

2. Shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; or (b) automatically on the day of the consummation of a Business Combination.

3. Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or any other Equity-linked Securities, are issued, or deemed issued, by this corporation in connection with the initial Business Combination, all outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the consummation of such Business Combination at a ratio for which shares of Class B Common Stock shall convert into a number of shares of Class A Common Stock equal to, on an as-converted basis, in the aggregate, 20 percent of the sum of all shares of Common Stock outstanding upon completion of the IPO plus all shares of Class A Common Stock and Equity-linked Securities issued or deemed issued in connection with such Business Combination, excluding any shares or Equity-linked Securities issued, or to be issued, to any seller in such Business Combination and any private placement units issued to the Sponsor, its affiliates, a director or an officer upon conversion of loans by the Sponsor or working capital loans, in each case, made to this corporation.

4. Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of the holders of a majority of the shares Class B Common Stock then outstanding.

5. The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the Class A Common Stock then outstanding into a greater or lesser number of shares occurring after the original filing of this certificate of incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the Class B Common Stock then outstanding.

6. Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Article. The pro rata share for each holder of shares of Class B Common Stock will be determined as follows: each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the shares Class B Common Stock then outstanding shall be converted pursuant to this Article and the denominator of which shall be the total number of shares of Class B Common Stock then outstanding at the time of conversion.

7. Notwithstanding anything to the contrary in this Article, in no event may any share of Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

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G. Winding Up

In the event that this corporation does not consummate a Business Combination within 18 months from the consummation of the IPO, or such later time as the stockholders of this corporation may approve in accordance with this certificate of incorporation, the corporation shall:

1. cease all operations except for the purposes of winding up;

2. as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to this corporation to pay tax obligations, if any (less up to $100,000 of interest to pay winding up and dissolution expenses), divided by the number of Public Shares then outstanding, which redemption will completely extinguish the holders of such Public Shares rights as stockholders (including the right to receive further liquidation distributions, if any); and

3. as promptly as reasonably possible following such redemption, subject to the approval of this corporation’s remaining stockholders and the directors, liquidate and dissolve,

subject in each case to its obligation under applicable law to provide for claims of creditors and other requirements of applicable law.

V.

A. The management of the business and the conduct of the affairs of this corporation shall be vested in its Board. The number of directors that shall constitute the Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board.

B. Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of members of the Board authorized as provided in Section A of Article V. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the filing of this certificate of incorporation (the “Filing Date”), the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Filing Date, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Filing Date, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director. An annual meeting of stockholders for the purpose of election of directors and for such other business as may properly come before the meeting, shall be held on such date, time and place, if any, as may be determined from time to time by the Board.

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C. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

D. Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the capital stock of this corporation entitled to vote generally at an election of directors, voting together as a single class.

E. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

F. The Board is expressly authorized and empowered to adopt, amend, or repeal the bylaws of this corporation (as amended from time to time) without the assent or vote of the stockholders in any manner not inconsistent with laws of the State of Delaware or this certificate of incorporation. Any adoption, amendment or repeal of the bylaws of this corporation by the Board shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend, or repeal the bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by applicable law or by this certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

G. Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

H. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws and no action of this corporation shall be taken by the stockholders by written consent or electronic transmission.

I. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of this corporation may be called only by the chairperson of the Board or the Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

J. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of this corporation shall be given in the manner provided in the bylaws of this corporation.

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K. Prior to the consummation of a Business Combination, this Article V may only be amended by the affirmative vote of the holders of at least two-thirds of all then outstanding shares of capital stock of this corporation (which shall include the holders of a majority of the then outstanding shares of Class B Common Stock).

VI.

A. The liability of the directors and officers for monetary damages for breach of fiduciary duty as a director or officer is eliminated to the fullest extent permitted under applicable law. If applicable law is amended after the effectiveness of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to this corporation will be eliminated or limited to the fullest extent permitted by applicable law as so amended. Solely for purposes of this paragraph A of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

B. To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of this corporation (and any other persons to which applicable law permits this corporation to provide indemnification) through the bylaws of this corporation, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. Any repeal or modification of this Article VI is only prospective and does not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of this corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of this corporation, to this corporation or this corporation’s stockholders; (iii) any claim or cause of action against this corporation or any current or former director, officer or other employee of this corporation, arising out of or pursuant to any provision of the DGCL, this certificate of incorporation or the bylaws of this corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this certificate of incorporation or the bylaws of this corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against this corporation or any current or former director, officer or other employee of this corporation, governed by the internal-affairs doctrine or otherwise relate to this corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

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B. Unless this corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by this corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of this corporation shall be deemed to have notice of and consented to the provisions of this certificate of incorporation.

VIII.

A. This corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this certificate of incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of this corporation required by applicable law or by this certificate of incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise), or adopt any provision inconsistent with Articles V, VI, VII and VIII.

IX.

The name and the mailing address of the Sole Incorporator is as follows:

Jonathan Rigby

260 Madison Avenue

Suite 800

New York, New York 10016

[Signature Page Follows]

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This certificate of incorporation has been duly executed on __________, 2023, by the undersigned.

JONATHAN RIGBY
Sole Incorporator

[SIGNATURE PAGE TO CERTIFICATE OF INCORPORATION OF AVERTIX MEDICAL, INC.]

EXHIBIT B

FORM OF ACQUIROR BYLAWS

[Attached.]

BYLAWS

OF

AVERTIX MEDICAL, INC.

(A DELAWARE CORPORATION)

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CONTINUE

ii

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place Of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”) and Section 14 below.

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section

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5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Bylaws of the corporation, as the same may be amended or restated from time to time (the “Bylaws”), and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business

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desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or Section 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are, directly or indirectly, owned beneficially and of record by each Proponent (provided, that for the purposes of this Section 5(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under

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Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 5 and 6, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(c) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(d) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(e) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation, or

(f) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(g) A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

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(h) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(i) A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(g), and Section 5(h), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(g), as applicable. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(j) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

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(k) For purposes of Sections 5 and 6,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and Section 5(b)(iv) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or if the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice Of Meetings. Except as otherwise provided by applicable law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such records date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. Such notice may be given by personal delivery, mail, or with the consent of the stockholder entitled to receive notice by facsimile or electronic transmission. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address appearing in the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

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Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a at least thirty-three and one-third percent (33 1/3%) of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a majority of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

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Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners Of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List Of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by applicable law.

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Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders duly called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14. Remote Communication. For the purposes of the Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 15. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent, or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting

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to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 16. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 17. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 18. Classes Of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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Section 19. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 20. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 21. Removal.

(a) Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

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Section 22. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

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Section 23. Quorum And Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 47 for which a quorum shall be one-third (1/3) of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 24. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25. Fees And Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and reimbursement of expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

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(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27. Chairperson; Lead Independent Director.

(a) Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

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(b) Duties of Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: with the Chairperson of the Board of Directors, establish the agenda for regular Board meetings and serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Board of Directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.

Section 30. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.

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(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the supervision, direction and control of the Board of Directors, have general supervision, direction, management and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the supervision, direction and control of the Board of Directors, have general supervision, direction, management and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of President are being filled by the Chief Executive Officer). The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

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(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the Chief Financial Officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 31. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

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ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 34. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.

Section 35. Voting Of Securities Owned By The Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36. Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number, and the class, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

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Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Lock-up Period.

(a) Subject to Section 39(b), the holders (the “Lock-Up Holders”) of common stock of the corporation (i) issued and outstanding as of the closing (the “Closing”) of the merger of Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BioPlus Acquisition Corp., with and into Avertix Medical, Inc, a Delaware corporation (the “SPAC Transaction”) and (ii) issued upon the settlement or exercise of equity awards issued and outstanding as of the Closing (the “Equity Award Shares) and their Permitted Transferees (as defined below) may not Transfer (as defined below) any Lock-up Shares (as defined below) until the end of the Lock-up Period (as defined below) (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 39(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period: (i) in the case of an entity, (a) to another entity or person that controls, is controlled by, or is under common control or management with, the entity, (b) to limited partners, limited liability company members or stockholders of the entity, as applicable or (c) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (ii) in the case of an individual, (w) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (x) by virtue of laws of descent and distribution upon death of the individual,

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(y) pursuant to a qualified domestic relations order or (z) to sell-to-cover or other open market transactions to cover tax obligations in connection with the vesting or exercise of equity awards; and (iii) in the case of an entity or an individual, (A) to the corporation or its directors, officers or affiliates or (B) in connection with a bona fide liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors or a duly authorized committee thereof or other similar transaction which results in all of the corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided that, in the event such liquidation, merger, stock exchange, reorganization, tender offer or other such transaction is not completed, the common stock subject to this Section 39 shall remain subject to this Section 39. For the avoidance of doubt, except with respect to common stock referred to in Section 39(a)(ii), the Lock-Up shall not apply to securities acquired after the Closing.

(c) Notwithstanding the other provisions set forth in this Section 39, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided that any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of at least one of the directors of the corporation that has been designated by BioPlus Sponsor LLC.

(d) For purposes of this Section 39:

(i) the term “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin;

(ii) the term “Lock-up Period” means the period beginning on the Closing through the date that is the one year anniversary of the Closing; provided, however, (x) if at any time 151 days after the Closing Date, the closing share price of the corporation’s common stock is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period (“Initial Price Target”), then one-third (1/3) of the Lock-up Shares shall automatically be released from all obligations of this Section 39, and shall no longer be deemed Lock-up Shares, and (y) if at any time 151 days after the Closing Date, the closing share price of the corporation’s common stock is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period (“Second Price Target”), then an additional one-third (1/3) of the Lock-up Shares shall automatically be released from all obligations of this Section 39, and shall no longer be deemed Lock-up Shares. For clarity, in the event that the Initial Price Target and/or the Second Price Target are not met, then the Lock-up Period shall terminate for all Lock-up Shares on the one year anniversary of the Closing Date.

(iii) the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the SPAC Transaction (other than shares of common stock acquired in the public market or [pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the SPAC Transaction)] and the Equity Awards Shares;

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(iv) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 39(b); and

(v) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Section 40. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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Section 41. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 42. Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 43. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

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ARTICLE IX

DIVIDENDS

Section 44. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 45. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 46. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 47. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

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(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 47) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the

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claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 47 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, executive officer, or other officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

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(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

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ARTICLE XII

NOTICES

Section 48. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of applicable law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 49. Amendments. Subject to the limitations set forth in Section 47(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 50. Loans To Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV

MISCELLANEOUS

Section 51. Forum. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director,

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officer or other employee of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the corporation; or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine.

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EXHIBIT C

FORM OF STOCKHOLDER SUPPORT AGREEMENT

[Attached.]

FORM OF STOCKHOLDER SUPPORT AGREEMENT

THIS STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is dated as of [•], 2023, by and among BIOPLUS ACQUISITION CORP., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), [COMPANY STOCKHOLDER] (the “Company Stockholder”), and Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.), a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of (i) shares of Company Stock and (ii) to the extent applicable, Company Warrants, each as set forth on Schedule I attached hereto (all such shares of Company Stock, together with any shares of Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time (as defined below), including any shares of Company Stock acquired as in connection with the Company Warrant Settlement (if applicable) and the Conversion, are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), the Company and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement, BioPlus Sponsor LLC, a Cayman Islands limited liability company, have entered into a Business Combination Agreement and Plan of Reorganization, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, on the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Acquiror and Acquiror will change its name to Avertix Medical, Inc. or such other name mutually agreed by Acquiror and the Company (the Merger, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Company Stockholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Stockholder shall be bound by and comply with Sections 7.01 (No Solicitation) and 7.09 (Public Announcement) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 7.01 of the Business Combination Agreement also referred to the Company Stockholder.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 (Termination) thereof (the earlier of clauses (a) and (b), the “Expiration Time”), the Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer, other than pursuant to this Agreement and upon the written consent of Acquiror; provided, however, that the foregoing shall not prohibit Transfers (A) between the Company Stockholder and any of its affiliates (and any of the Company Stockholder’s and its affiliates’ respective executive officers and directors) or (B) in the case of an individual, by virtue of the laws of descent and distribution upon death of an individual or by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or one or more members of such individual’s immediate family, so long as, in each case of clauses (A) and (B), prior to and as a condition to the effectiveness of any such Transfer, such affiliate, director, officer, individual, trust or other person executes and delivers to Acquiror a written agreement or joinder, in form and substance reasonably acceptable to the Company and Acquiror, agreeing to be bound by this Agreement to the same extent as such Company Stockholder was with respect to such Subject Shares. Any action attempted to be taken in violation of the preceding sentence shall be null and void. The Company Stockholder agrees with, and covenants to, Acquiror and the Company that the Company Stockholder shall not request that the Company register the Transfer (by book-entry or otherwise) or any certificated or uncertificated interest representing any of the Subject Shares other than Transfers permitted by the foregoing proviso.

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to the Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) the Company Stockholder purchases or otherwise acquires (including by way of tender offer)

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beneficial ownership of any Subject Shares or (c) the Company Stockholder acquires (including by way of tender offer) the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired (including by way of tender offer) or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Stockholder as of the date hereof.

Section 1.4 Stockholder Agreements(a) . Hereafter until the Expiration Time, the Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company Board or otherwise undertaken as contemplated by the Transactions, including in the form attached hereto as Exhibit A (which written consent shall be delivered within two (2) Business Days after the Registration Statement (as contemplated by the Business Combination Agreement) has been declared effective and has been delivered or otherwise made available to the stockholders of Acquiror and the Company), the Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and the Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter): (a) to approve and adopt the Business Combination Agreement, any ancillary agreements to the Business Combination Agreement, the Merger and the other Transactions; (b) in any other circumstances upon which a consent or other approval is required under the Company Certificate of Incorporation or otherwise sought with respect to the Business Combination Agreement, the Merger or the other Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of the Subject Shares held at such time in favor thereof; and (c) against and withhold consent with respect to (i) any merger, purchase of all or substantially all of the Company’s assets, scheme of arrangement, consolidation, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any shares of the Company, or other similar business combination transaction (other than the Business Combination Agreement, the Merger and the other Transactions), including any Alternative Transaction and (ii) any amendment to the Company’s organizational documents or other proposal or transaction involving the Company or any of its subsidiaries which would reasonably be likely to, in any material respect, impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Business Combination Agreement or other ancillary agreement to the Business Combination Agreement, the Merger or the other Transactions, or change in any manner the voting rights of any class of the Company’s capital stock, other than an amendment to the Company’s organizational documents expressly permitted under the terms of the Business Combination Agreement or the Transactions. The Company Stockholder hereby agrees that it shall not commit in writing or agree in writing to take any action inconsistent with the foregoing.

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Upon the failure of the Company Stockholder to timely provide its consent or vote its Subject Shares where required by, and in accordance with, this Section 1.4 pursuant to any action by written consent of the stockholders or noteholders, as applicable, of the Company within the timeframe specified in this Section 1.4 or at any applicable meeting of the stockholders or noteholders, as applicable, of the Company, the Company Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any designee thereof, and each of them individually, as the Company Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the Company Stockholder’s name, place and stead, to deliver any action by written consent of the stockholders or noteholders of the Company concerning any of the matters specified in this Section 1.4 or attend any meeting of the stockholders of the Company concerning any of the matters specified in this Section 1.4, to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the stockholders of the Company and to provide consent or vote the Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) in any action by written consent of the stockholders of the Company or at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1.4. The Company Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. The Company Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable and such proxies have been or are hereby revoked, other than the voting and other arrangements under the organizational documents of the Company.

Section 1.5 No Challenges. The Company Stockholder agrees not to voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person directly and exclusively in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company Stockholder from enforcing the Company Stockholder’s rights under this Agreement and the other agreements entered into by the Company Stockholder in connection herewith, including the Company Stockholder’s right to receive the Per Share Merger Consideration as provided in the Business Combination Agreement.

Section 1.6 Affiliate Agreements. The Company Stockholder hereby agrees and consents to the termination of the following agreements, effective as of the Effective Time without any further liability or obligation to the Company, the Company Subsidiaries or Acquiror: [•].

Section 1.7 Registration Rights Agreement. The Company Stockholder will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Amended and Restated Registration Rights Agreement in the form attached as Exhibit D to the Business Combination Agreement.

Section 1.8 Further Assurances. The Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

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Section 1.9 No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement, that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

Section 1.10 Consent to Disclosure. The Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of the Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. The Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.11 No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, the Company Stockholder is entering into this Agreement solely in the Company Stockholder’s capacity as record or beneficial owner of Subject Shares, and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other affiliate (including, for this purpose, any appointee or representative of the Company Stockholder to the board of directors of the Company) of the Company Stockholder, solely in his or her capacity as a director or officer of the Company (or a Company Subsidiary).

Section 1.12 Company Warrant Settlement. Notwithstanding anything to the contrary set forth in the Company Warrant, the Company Stockholder agrees that, unless the Company Stockholder exercises its Company Warrants in full on a cash or cashless basis prior to the Effective Time, any unexercised Company Warrants shall be terminated and cancelled effective immediately prior to the Effective Time, and no Company Warrant shall be assumed or continued by Acquiror or the Surviving Corporation in connection with the Merger or the other Transactions.

Section 1.13 General Waiver and Release. As partial consideration for the right to participate in the Merger as a stockholder of the Company and receive the Per Share Merger Consideration, the Company Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, equityholders, partners, trustees, successors, assigns and controlled Affiliates, as applicable (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company and its respective Affiliates (including Acquiror, the Company and the Surviving Corporation, after the Closing), each of their respective officers, directors, equityholders, employees, partners, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing

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(collectively, the “Company Released Parties”), from any and all claims, obligations, liabilities, charges, demands and causes of action of every kind and character, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, which any Releasor now has, ever had or may have against or with the Company Released Parties, or any of them, in any capacity, whether directly or derivatively through another Person, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing, relating to the Company Stockholder’s relationship as an equityholder of, or service provider to, the Company and agrees not to bring or threaten to bring or otherwise join in any Action against the Company Released Parties, or any of them, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing relating to the Company Stockholder’s relationship as an equityholder of, or service provider to, the Company; provided, however, that to the extent applicable to each Releasor, the claims, obligations, liabilities, charges, demands and causes of action released pursuant to this Section 1.13 (collectively, the “Released Claims”) does not apply to the following: (i) regular salary and vacation that is accrued and earned but unpaid by the Company at the Closing; (ii) any unreimbursed travel or other expenses and advances that are reimbursable under the current policies of the Company; (iii) any benefits that are accrued, vested and earned but unpaid at the Closing under any employee benefit plan of the Company or any rights under health insurance plans or retirement plans sponsored by the Company; (iv) any rights to indemnification, exculpation and/or advancement of expenses pursuant to the Company Certificate of Incorporation, the Company’s bylaws, indemnification agreements with the Company or any directors’ and officers’ liability insurance policies with respect to actions taken or not taken by such Releasor in his or her capacity as an officer or director of the Company; or (v) any rights of the Releasors under this Agreement, the Business Combination Agreement and the Ancillary Agreements.

The Company Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.13 and that, without such waiver, Acquiror and the Company would not have agreed to the terms of this Agreement.

Section 1.14 Acknowledgment. The Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon the Company Stockholder’s execution and delivery of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholder. The Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a) Organization; Due Authorization. If the Company Stockholder is not an individual, the Company Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s corporate, limited

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liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Stockholder. If the Company Stockholder is an individual, the Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

(b) Governmental Approvals. No consent of or with any Governmental Authority on the part of the Company Stockholder is required to be obtained or made in connection with the execution, delivery or performance of the Company Stockholder of this agreement or the consummation by the Company Stockholder of the transactions contemplated hereby, other than (i) applicable requirements, if any, of the Securities Act, Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (ii) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Stockholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(c) Ownership. As of the date hereof, the Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Shares set forth on Schedule I attached hereto, and there exists no Liens or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares affecting any such Subject Shares other than (i) pursuant to this Agreement, (ii) pursuant to the Company Certificate of Incorporation, (iii) pursuant to the Business Combination Agreement, (iv) pursuant to any applicable securities Laws or (v) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company Stockholder to perform its obligations under this Agreement or the consummation of the Transactions. The Subject Shares set forth on Schedule I attached hereto are the only shares of Company Stock or, to the extent applicable, shares of Company Stock subject to Company Warrants owned of record or beneficially by the Company Stockholder on the date of this Agreement, and other than this Agreement, none of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth on Schedule I, the Company Stockholder does not “beneficially own” (within the meaning of Rule 13d-3 of the Exchange Act) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

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(d) No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of his, her or its obligations hereunder will not, (i) if the Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Company Stockholder, (ii) conflict with or violate any Law or Governmental Order, (iii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any contract binding upon the Company Stockholder or the Subject Shares), (iv) result in the termination, withdrawal, suspension, cancellation or modification of any contract binding upon the Company Stockholder or the Subject Shares, (v) accelerate the performance required by the Company Stockholder under any contract binding upon the Company Stockholder or the Subject Shares, (vi) result in a right of termination or acceleration under any contract binding upon the Company Stockholder or the Subject Shares, (vii) give rise to any obligation to make payments or provide compensation under any contract binding upon the Company Stockholder or the Subject Shares, (viii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company Stockholder, (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, termination or modify any right, benefit, or obligation or other term under, any of the terms, conditions, or provisions of, any contract binding upon the Company Stockholder or the Subject Shares, in each case of clauses (ii) through (ix), to the extent any such conflict or violation, lack of any such consent, approval, termination, withdrawal, suspension, cancellation, modification, acceleration, obligation, creation or other action has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Stockholder to enter into and perform this Agreement and to consummate the transaction contemplated hereby.

(e) Litigation. There are no Actions pending against the Company Stockholder, or to the knowledge of the Company Stockholder threatened against the Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of his, her or its obligations under this Agreement.

(f) Adequate Information. The Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Stockholder are irrevocable.

(g) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Company Stockholder, for which the Company or any of its affiliates may become liable.

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ARTICLE III

MISCELLANEOUS

Section 3.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.1):

if to Acquiror or Merger Sub:

BioPlus Acquisition Corp.

260 Madison Avenue

Suite 800

New York, New York 10016

Attention: Jonathan Rigby

Email: [***]

with a copy to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, California 94111

Attention: Garth Osterman; Miguel J. Vega

Email: [***]

if to the Company:

Avertix Medical, Inc.

40 Christopher Way

Suite 201

Eatontown, New Jersey 07724

Attention: Tim Moran

Email: [***]

with a copy to:

Honigman LLP

650 Trade Centre Way, Suite 200

Kalamazoo, Michigan 49002

Attention: Phillip D. Torrence; Jeff Kuras

Email: [***]

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if to the Company Stockholder:

The contact information on file with the Company.

Section 3.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 3.3 Entire Agreement; Assignment. This Agreement and the agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 3.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 3.6 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications set forth in this Section 3.6.

Section 3.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.9 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity (except as expressly prohibited in this Agreement). Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.10 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and the Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. ARTICLE III shall survive the termination of this Agreement.

Section 3.11 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Stockholder.

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[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

[•]

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

ACQUIROR:

BIOPLUS ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY:

AVERTIX MEDICAL, INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Schedule I

Company Stockholder Subject Shares

Company Stockholder	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Company Warrants	Total
[•]	[•]	[•]	[•]	[•]	[•]

[Schedule I to Stockholder Support Agreement]

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached.]

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023 is made and entered into by and among [•], a Delaware corporation (the “Company”) (f/k/a BioPlus Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), BioPlus Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor” and, together with the Sponsor, the “Original Holders”), certain former stockholders of Avertix Medical, Inc., a Delaware corporation (“Avertix Medical”) identified on the signature pages hereto (such stockholders, the “Avertix Medical Holders”) and each of the undersigned individuals and entities (together with the Sponsor, Cantor, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company and the Original Holders are party to that certain Registration Rights Agreement, dated December 2, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Avertix Medical, Guardian Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), and, solely with respect to certain provisions thereto, the Sponsor, pursuant to which, at the Effective Time, Merger Sub will merge with and into Avertix Medical (the “Business Combination”), with Avertix Medical surviving the Business Combination as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement, certain Avertix Medical Holders will receive shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, the Company and the Holders desire to amend and restate the Original RRA and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Original RRA is hereby amended and restated in its entirety, as of and contingent upon the closing of the Business Combination, as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President or the principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

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“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Cantor” shall have the meaning given in the Preamble.

“Cantor Private Placement Units Purchase Agreement” shall mean that certain Private Placement Units Purchase Agreement, dated as of December 2, 2021, pursuant to which Cantor purchased 180,000 units, each unit consisting of one share of Common Stock and one half of one warrant to purchase one share of Common Stock, in a private placement transaction.

“Closing” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Effective Time” shall have the meaning given in the Merger Agreement

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean Form S-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.2.

“Form S-3” shall mean Form S-3 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall mean shares of Sponsor Founders Stock (as defined in the Merger Agreement).

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the Lock-up Period as defined in Section 39 of the Company’s Bylaws.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of December 2, 2021, as amended from time to time, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Lock-up Period” shall mean any lock-up period with respect to the Registrable Securities included in the Company’s governing documents or any agreements between such Holder and the Company, including but not limited to the Company’s Bylaws.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

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“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Demand Threshold” shall mean $5,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Holder” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer the relevant Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Company’s Bylaws and any other applicable agreement between such Holder and the Company and to any transferee thereafter, including, but not limited to, the Insider Letter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Units that are held by the initial purchasers of such Private Placement Units or their Permitted Transferees (including units into which the Private Placement Units are convertible), and any of the securities underlying such Private Placement Unit (including units into which the Private Placement Units are convertible), including the Private Placement Shares, the Private Placement Warrants and the Common Stock issued or issuable upon the exercise of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending on the six month anniversary of the Closing (“Six Month Anniversary”), subject to the achievement of the Initial Price Target and/or the Second Price Target (each as defined in the Company’s Bylaws). For clarity, the Private Placement Lock-up Period supersedes any the lock-up period contemplated by that certain Underwriter Unit Purchase Agreement by and between the Company and Cantor dated December 2, 2021.

“Private Placement Shares” shall mean the shares of Common Stock comprising the Private Placement Units (including shares into which the Common Stock is convertible).

“Private Placement Units” shall mean the 560,000 units (including units into which the Private Placement Units are convertible), each unit consisting of one share of Common Stock and one half of one warrant to purchase one share of Common Stock, purchased by (i) the Sponsor pursuant to that certain Unit Subscription Agreement dated as of December 2, 2021 by and between the Sponsor and the Company and (ii) Cantor pursuant to the Cantor Private Placement Units Purchase Agreement.

“Private Placement Warrants” shall mean the warrants comprising the Private Placement Units.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Common Stock, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, and (e) any other equity security of the Company sold or issued or issuable with respect to any such Common Stock by way of a share dividend or share sub-division or in connection with a combination of shares,

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recapitalization, merger, amalgamation, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in applicable Registration or the Takedown Requesting Holder initiating an Underwritten Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.2.1.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall have the meaning given in the Preamble.

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“Subsequent Shelf Registration” shall have the meaning given in subsection 2.3.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.3.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsections 2.1.4, 2.1.6 and Section 2.4 hereof, at any time and from time to time, either (i) one or more Holders (other than the Sponsor or its affiliates or transferees) or (ii) the Sponsor or its affiliates or transferees, in either case of clause (i) or (ii) representing Registrable Securities with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”) and such persons making such written demand, the “Demanding Holders”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an (x) aggregate of three (3) Registrations pursuant to a Demand Registration initiated by one or more Holders (other than the Sponsor or its affiliates or transferees) and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration initiated by the Sponsor or its affiliates or transferees, in each case under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement; provided, further, that an Underwritten Shelf Takedown shall not count as a Demand Registration. For the avoidance of doubt, each of (i) the holders of a majority-in-interest of the Registrable Securities held by the Holders and (ii) the Sponsor shall be permitted to exercise a Demand Registration pursuant to this subsection 2.1.1 with respect to their Registrable Securities.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five

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(5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsections 2.1.4, 2.1.6 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so elect and such Demanding Holders advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein; provided that such Demanding Holder(s) (a) reasonably expect aggregate gross proceeds in excess of the Minimum Demand Threshold from such Underwritten Offerings (it being understood that the Company shall not be required to conduct more than three Underwritten Offerings where the expected aggregate proceeds are below $25,000,000 but in excess of the Minimum Demand Threshold in any 12-month period) or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $5,000,000 in aggregate gross proceeds. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. Any Demanding Holder or Requesting Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (x) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration, or (y) in the case of a Demand Registration involving an Underwritten Offering, the pricing of such Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten

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Registration pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering and (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.1.6 Initial Shelf Registration. The Company shall file within 30 days of the Closing, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf” and together with the Form S-1 Shelf, each a “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this subsection 2.1.6, covering a Holder’s or Holders’ Registrable Securities, such Holder shall not have rights to make a Demand Registration with respect to subsection 2.1.1. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this subsection 2.1.6, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify as Demanding Holders pursuant to subsection 2.1.1 and wish to request an Underwritten Offering from such Shelf, such Underwritten Offering shall follow the procedures of Section 2.1, (including subsections 2.1.3 and 2.1.4) but such Underwritten Offering shall be made from the Shelf and shall count against the number of Demand Registrations that may be made pursuant to subsection 2.1.1.

2.1.7 Holder Information Required for Participation in Underwritten Offering. At least five Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Section 2, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the second Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Section 2.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

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2.3 Demand Shelf Registrations.

2.3.1 The Holders of Registrable Securities may at any time, and from time to time, to the extent that its Registrable Securities are not covered by an effective Shelf, including, for the avoidance of doubt, pursuant to subsection 2.1.6, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on an automatic shelf registration statement if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) or on Form S-3 or any similar short-form registration statement that may be available at such time; provided, however, that if the Company is ineligible to use Form S-3, on Form S-1; a Shelf filed pursuant to this subsection 2.3.1 shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. Within five days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on a Shelf, the Company shall promptly give written notice of the proposed Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on a Shelf, the Company shall file a Registration Statement relating to all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this subsection 2.3.1 if the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. The Company shall maintain each Shelf, including, for the avoidance of doubt, a Shelf filed pursuant to subsection 2.1.6, in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Shelf. In the event the Company files a Shelf on Form S-1, the Company shall use its commercially reasonable best efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3.The Company shall use its commercially reasonable best efforts to obtain and maintain the eligibility to use Form S-3.

2.3.2 If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Shelf, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.3.3 At any time and from time to time after a Shelf has been declared effective by the Commission, Holders of Registrable Securities (the “Takedown Demanding Holders”) may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf

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Takedown if such offering shall include Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $5,00,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least 24 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to the piggyback registration rights of such Holder set forth in Section 2.2 herein. The majority-in-interest of the Takedown Demanding Holders shall have the right to select the Underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Sponsor or its affiliates or transferees may demand not more than two Underwritten Shelf Takedowns and Holders (other than the Sponsor or its affiliates or transferees), collectively, may demand not more than two Underwritten Shelf Takedowns pursuant to this subsection 2.3.3. For purposes of clarity, any Registration effected pursuant to this subsection 2.3.3 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3.4 If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Takedown Demanding Holders and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Takedown Demanding Holders and the Takedown Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Demanding Holders that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities, determined Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities.

2.3.5 The Takedown Demanding Holders shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.3.5.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board, such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

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2.5 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Demand Registration or Piggyback Registration of (i) any Common Stock subject to the Founder Shares Lock-up Period prior to the expiration of the Founder Shares Lock-up Period applicable to such Common Stock, (ii) any Private Placement Warrants and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants during the Private Placement Lock-up Period or (iii) any other Registrable Securities during its applicable Lock-up Period. Nothing in this Section 2.5 shall limit the Company’s obligation to register all of the Registrable Securities, including such Common Stock subject to the Founder Shares Lock-up Period and Private Placement Warrants, on the Shelf Registration Statement pursuant to subsection 2.1.6.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as each Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

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3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Lock-up Restrictions

3.6.1 During the applicable Lock-up Periods, with exception to a transfer to a Permitted Transferee, none of the Holders shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or enter into any agreement to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, in each case with respect to any Common Stock that are subject to an applicable Lock-up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Common Stock that are subject to an applicable Lock-up Period, whether now owned or hereinafter acquired, that is owned directly by such Holder (including securities held as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-up Period, the “Restricted

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Securities”), (ii) engage in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Holder or (iii) publicly disclose the intention to effect any transaction specified in clauses (i) or (ii). For the avoidance of doubt, such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the applicable Lock-up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-up Period.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made

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by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 260 Madison Avenue, Suite 800, New York, New York, 10016 Attention: Alan C. Mendelson, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY SUCH ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the

16

consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.12 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as to which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission) or (B) with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[•]

By:
Name:
Title:

HOLDER:

BIOPLUS SPONSOR LLC,
a Cayman Islands limited liability company

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

CANTOR FITGERALD & CO.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER

By:

[Signature Page to Registration Rights Agreement]

EXHIBIT E

FORM OF LETTER AGREEMENT AMENDMENT

[Attached.]

[•], 2023

BioPlus Acquisition Corp.

260 Madison Avenue, Suite 800

New York, NY 10016

Re: Amendment to Letter Agreement (the “Letter Agreement”), dated December 2, 2021, by and among BioPlus Acquisition Corp., BioPlus Sponsor LLC and BioPlus Acquisition Corp.’s officers and directors

Ladies and Gentlemen:

This amendment to the Letter Agreement (this “Amendment”) is being delivered, pursuant to Section 12 of the Letter Agreement, in connection with that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”), Avertix Medical, Inc., a Delaware corporation (the “Company”), and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

Now in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Section 7 of the Letter Agreement is hereby deleted and replaced in its entirety with the following:

7. Each of the Company, the Sponsor, and Avertix Medical, Inc. (“Avertix”) agree that concurrent with the closing (the “Closing”) of the transactions contemplated by that Business Combination Agreement and Plan of Reorganization, by and among the Company, Guardian Merger Subsidiary Corp., Avertix, and, solely with respect to certain provisions thereto, the Sponsor (the “Business Combination Agreement”), on the date hereof , each party shall take all necessary action to release all Placement Shares, Sponsor Loan Shares, Sponsor Loan Warrants (or Common Stock issued or issuable upon the conversion or exercise of Sponsor Loan Warrants) and Sponsor Earnout Shares (as defined in the Business Combination Agreement) held by the Sponsor at the time of the Closing (“Sponsor At-Risk Capital Lockup Shares”) from any and all lockup restrictions, including but not limited to the obligations of Section 39 of the Company’s Bylaws at Closing effective as of the six month anniversary of the Closing (“Six Month Anniversary”) and shall take no action to nullify, reverse otherwise limit such release at any time hereafter; provided, however, for clarity, if the Initial Price Target and/or the Second Price Target (each as defined in the Company’s Bylaws at Closing) has been achieved prior to the Six Month Anniversary, then the Sponsor At-Risk Capital Lockup Shares shall be released from all lockup restrictions in accordance with Section 39 of the Company’s Bylaws at Closing.

2.	References to Ordinary Shares in the Letter Agreement are hereby deleted and replaced with “Common Stock” and shall mean shares of common stock, par value $0.0001 per share, of the Company.

3.

The provisions contained in Sections 12, 13, 14, 15, 16, 17, 18 and 19 of the Letter Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

4.

Except as expressly amended, modified and/or supplemented by this Amendment, all terms, conditions and provisions of the Letter Agreement are and will remain in full force and effect and as hereby amended are hereby ratified and confirmed by the parties to the Letter Agreement and this Amendment in all respects. From and after the date of this Amendment, the Company shall be parties to the Letter Agreement for all purposes thereof as if an original signatory thereof and shall have all the rights and entitlements of the “Company” thereunder.

5.

In the event of any inconsistency or conflict between the terms and provisions of the Letter Agreement, on the one hand, and this Amendment, on the other hand, the terms and provisions of this Amendment shall govern and control.

[Signature Page Follows]

Sincerely,

BioPlus Acquisition Corp.

By:
Name:
Title:

Name:	Jonathan Rigby

Name:	Shawn Cross

Name:	Ronald Eastman

Name:	Louis G. Lange, M.D., Ph.D.

Name:	Stephen Sherwin, M.D.

Name:	Glen Giovannetti

Name:	Alex Vieux

Name:	Steven Fletcher

BioPlus Sponsor LLC

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amendment to Letter Agreement]

Sincerely,

Avertix Medical, Inc.

By:
Name:
Title:

[Signature Page to Amendment to Letter Agreement]

EXHIBIT F

FORM OF CERTIFICATE OF DOMESTICATION

[Attached.]

FORM OF CERTIFICATE OF DOMESTICATION

OF

BIOPLUS ACQUISITION CORP.

Pursuant to Sections 103 and 388 of the General

Corporation Law of the State of Delaware

BioPlus Acquisition Corp., a Cayman Islands exempted company limited by its shares (the “Corporation”), which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication, does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1. The Corporation was originally incorporated on the 11th day of February, 2021 under the laws of the Cayman Islands.

2. The name of the Corporation immediately prior to the filing of this Certificate of Domestication is BioPlus Acquisition Corp.

3. The name of the Corporation as set forth in the Certificate of Incorporation is [Avertix Medical, Inc.]

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. Pursuant to Section 103(d) of the Delaware General Corporation Law, this Certificate of Domestication shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this          day of                , 2023.

BIOPLUS ACQUISITION CORP.

By:
Name:
Title:

[[Signature Page to Certificate of Domestication]]

EXHIBIT G

FORM OF CERTIFICATE OF MERGER

[Attached.]

FORM OF CERTIFICATE OF MERGER

OF

GUARDIAN MERGER SUBSIDIARY CORP.

WITH AND INTO

[●]

___________, 2023

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law

[●] , a Delaware corporation (the “Corporation”), desiring to merge Guardian Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Guardian Merger Subsidiary Corp.	Delaware
[●]	Delaware

SECOND: A Business Combination Agreement and Plan of Reorganization (as amended, the “Merger Agreement”), dated as of May 2, 2023, by and among each of the Constituent Corporations, [Avertix Medical, Inc.] (f/k/a BioPlus Acquisition Corp.) and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC, was approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD: The Corporation will continue as the corporation surviving the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be [●] upon effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”).

FOURTH: At the Effective Time, the Eighth Amended and Restated Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Annex A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended pursuant to the DGCL.

FIFTH: An executed copy of the Merger Agreement is on file at the offices of the Surviving Corporation at 40 Christopher Way, Suite 201 Eatontown, NJ 07724 and a copy thereof will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

1

SIXTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

* * * * *

2

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed as of the day first written above.

[•]

By:
Name:
Title:

[Signature Page—Certificate of Merger]

Ninth Amended and Restated Certificate of Incorporation of [●]

I.

The name of this corporation is [●].

II.

The address of the registered office of this corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, or in such other location as the Board of Directors may from time to time determine or the business of this corporation may require. This corporation’s registered agent for service of process at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.0001.

V.

A. The management of the business and the conduct of the affairs of this corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws.

B. Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

D. Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of this corporation entitled to vote generally at an election of directors.

E. The Board of Directors is expressly empowered to adopt, amend, or repeal the bylaws of this corporation. The stockholders shall also have power to adopt, amend, or repeal the bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

F. Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

VI.

A. To the fullest extent permitted by law, a director or officer of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of this corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. Any repeal or modification of the foregoing provisions of paragraph A of this Article VI by the stockholders of this corporation shall not adversely affect any right or protection of a director or officer of this corporation existing at the time of, or increase the liability of any director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

C. To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of ( and advancement of expenses to) directors, officers and agents of this corporation (and any other persons to which DGCL permits this corporation to provide indemnification) through provisions of the bylaws of this corporation, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this paragraph C of Article VI shall not (a) adversely affect any right or protection of any director, officer or other agent of this corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

VII.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EXHIBIT H

FORM OF OMNIBUS INCENTIVE PLAN

[Attached.]

AVERTIX MEDICAL, INC.

2023 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1. GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [______] shares of Common Stock (equal to twelve percent (12%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to four (4%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [______] shares.

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

1.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

2.

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $[•] in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $[•] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4. OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

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(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

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(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

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(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided,

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however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

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(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

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(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

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(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants,

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such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

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(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

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(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

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(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8. TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its

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Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9. MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

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(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

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(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to

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Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10. COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11. ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

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(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

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(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

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(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for

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compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12. SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13. TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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14. DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

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(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

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(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

25.

(n) “Company” means Avertix Medical, Inc., a Delaware corporation.

(o) “Compensation Committee” means the Compensation Committee of the Board.

(p) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

26.

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s) “Director” means a member of the Board.

(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w) “Effective Time” has the meaning set forth in the Merger Agreement.

(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z) “Entity” means a corporation, partnership, limited liability company or other entity.

27.

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd) “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(ee) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

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(ff) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.

(ii) “Merger Agreement” means that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (“BioPlus”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BioPlus, Avertix Medical, Inc., a Delaware corporation, and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC.

(jj) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(kk) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

29.

(ll) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(mm) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(nn) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(oo) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(pp) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(qq) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(rr) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ss) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(tt) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

30.

(vv) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ww) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(xx) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(yy) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more

31.

relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(zz) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(aaa) “Plan” means this Avertix Medical, Inc. 2023 Equity Incentive Plan, as amended from time to time.

(bbb) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(ccc) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ddd) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

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(eee) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(fff) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ggg) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(hhh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(iii) “Rule 405” means Rule 405 promulgated under the Securities Act.

(jjj) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(kkk) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(lll) “Securities Act” means the Securities Act of 1933, as amended.

(mmm) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(nnn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(ooo) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

33.

(ppp) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(qqq) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(rrr) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(sss) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(ttt) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

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EXHIBIT I

FORM OF ESPP

[Attached.]

AVERTIX MEDICAL, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1. GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [________] shares of Common Stock (equal to one percent (1%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years commencing on

2

January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to one percent (1%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

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5. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

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(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

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(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from

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or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10. DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

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11. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423

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Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14. EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

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(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16. DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

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(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(i) “Company” means Avertix Medical, Inc., a Delaware corporation.

(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n) “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(o) “Director” means a member of the Board.

(p) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement.

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(q) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(r) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.

(w) “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(x) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).

(y) “Merger Agreement” means that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (“BioPlus”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BioPlus, Avertix Medical, Inc., a Delaware corporation, and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC.

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(z) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(aa) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(bb) “Offering Date” means a date selected by the Board for an Offering to commence.

(cc) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(dd) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(ee) “Plan” means this Avertix Medical, Inc. 2023 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ff) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(gg) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(hh) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ii) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ll) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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EXHIBIT J

FORM OF WRITTEN CONSENT

[Attached.]

WRITTEN CONSENT

IN LIEU OF A

MEETING OF STOCKHOLDERS

OF

AVERTIX MEDICAL, INC.

[•], 2023

The undersigned (the “Stockholder”), being the holder of shares of common stock, par value $0.001 per share (“Company Common Stock”), and/or preferred stock, par value $0.001 per share (“Company Preferred Stock”), of Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.), a Delaware corporation, (the “Company”), acting pursuant to Section 228(a), 242 and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably consent to the adoption of the following resolutions in lieu of a meeting with respect to all of the shares of Company Common Stock and/or Company Preferred Stock of the Company held by the Stockholder, with such shares of Company Preferred Stock treated as Company Common Stock on an “as converted basis”, effective as of the date set forth opposite the Stockholder’s name on the signature page hereto:

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

WHEREAS, the Company has entered into a Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among the Company, BioPlus Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), a copy of which is attached hereto as EXHIBIT A;

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement, upon the effectiveness of the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”) pursuant to the Acquiror Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall convert automatically into a unit of Acquiror (“Domesticated Acquiror Unit”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the DGCL, (i) Acquiror and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with Company surviving the Merger as a direct wholly owned subsidiary of Acquiror (the “Surviving Corporation”), (ii) at the Effective Time, by virtue of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the Conversion) shall be canceled and converted into the right to receive (A) a number of shares of Acquiror Common Stock equal to the Exchange Ratio and (B) the contingent right to receive the Company Earnout Shares (as defined below) in accordance with Section 3.03 of the Business Combination Agreement, in each case, without interest (collectively, the “Per Share Merger Consideration”), and (iii) at the Effective Time, by virtue of the Merger, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be assumed by Acquiror and converted into (A) an option to purchase a number of shares of Acquiror Common Stock (rounded down to the nearest whole share) (such option, an “Exchanged Option”) equal to (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio and (B) the contingent right to receive the Company Earnout Shares in accordance with Section 3.03 of the Business Combination Agreement;

WHEREAS, following the Closing, and as additional consideration for the Merger and the other Transactions, within five (5) Business Days after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to each Eligible Company Equityholder its, his or her Pro Rata Share of the Company Earnout Shares issuable in accordance with the following schedule: (i) in connection with the occurrence of Triggering Event I, a one-time issuance of one-half of the Company Earnout Shares; and (ii) in connection with the occurrence of Triggering Event II, a one-time issuance of one-half of the Company Earnout Shares;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted the Business Combination Agreement and declared its advisability and approved the Merger and the other Transactions, and (iii) recommended that the stockholders of the Company approve and adopt the Business Combination Agreement and approve the Merger and the other Transactions and directed that the Business Combination Agreement and the Merger and the other Transactions be submitted for consideration by the Company’s stockholders;

WHEREAS, Section 144 of the DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest (any such party is referred to herein as an “Interested Party” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders;

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WHEREAS, it is hereby disclosed or made known to the undersigned Stockholders that (i) Ross Haghighat is a member of the Company Board and the Chief Executive Officer, Chief Financial Officer and a member of the board of directors of Acquiror and (ii) Mr. Haghighat is a holder of Company Common Stock and Company Options and may receive Per Share Merger Consideration and Exchanged Options, respectively, in connection with the Merger, and as a result of such interests, Mr. Haghighat is (or may be deemed to be) an Interested Party and the Merger is (or may be deemed to be) Interested Party Transaction;

WHEREAS, each undersigned stockholder is aware of the material facts related to the Merger and the other Transactions, has had an opportunity to review the Business Combination Agreement and the terms of the Merger and the other Transactions, and has had an opportunity to ask questions regarding and investigate the nature of the relationships and/or interests of Mr. Haghighat with and in the Company and Acquiror in connection with the Merger and the other Transactions; and

WHEREAS, the written consent or affirmative vote in favor of the approval and adoption of the Business Combination Agreement by (i) the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (treated as Company Common Stock on an “as converted basis”), voting together as a single class, is required pursuant to Section 251 of the DGCL, and (ii) the holders of a majority of the voting power of the outstanding shares of Company Preferred Stock, voting together as a single class on an “as converted basis”, is required pursuant to Article Fourth, Section B 3.3.1 of the Amended and Restated Certificate of Incorporation of the Company, dated as of February 14, 2023 (as amended to date, the “A&R Charter”).

NOW, THEREFORE, BE IT RESOLVED, that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, the Company Warrant Settlement, and the Conversion, are hereby adopted and approved in all respects, and each undersigned Stockholder hereby votes all of the shares of Company Common Stock and/or Company Preferred Stock of the Company held by the Stockholder (on an “as converted basis”) in favor of the adoption and approval of the Business Combination Agreement, the Merger and the other Transactions, in accordance with the DGCL and the A&R Charter; and

RESOLVED FURTHER, that the undersigned Stockholder hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent.

WAIVER OF APPRAISAL RIGHTS

WHEREAS, a stockholder of the Company who does not vote in favor of the Merger may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, an excerpt of which is attached hereto as EXHIBIT B, exercise appraisal rights under the DGCL to receive cash in an amount equal to the fair value of such stockholder’s shares of the Company’s stock as to which such stockholder has exercised such appraisal rights (such fair value will exclude any element of value arising from the accomplishment or expectation of the Merger);

WHEREAS, each undersigned Stockholder has determined, in connection with the Merger, that the fair market value of the Company’s stock for the purpose of such Stockholder’s exercise of appraisal rights under Delaware law is the applicable amount of Per Share Merger Consideration (calculated in accordance with the Business Combination Agreement) for such stock;

WHEREAS, each undersigned Stockholder acknowledges the availability of appraisal rights under Section 262 of the DGCL, and that other appraisal or dissenters’ rights may be available under other laws; and

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WHEREAS, each undersigned Stockholder is consenting to, adopting and approving the Business Combination Agreement and the transactions contemplated thereby pursuant to the foregoing resolutions, and therefore desire to waive and disclaim any appraisal rights.

NOW THEREFORE, BE IT RESOLVED, that each undersigned Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any appraisal rights and dissenters’ rights relating to the Merger that such Stockholder may have by virtue of, or with respect to, any shares of Company Common Stock and/or Company Preferred Stock owned by such Stockholder (including without limitation those rights pursuant to Section 262 of the DGCL and any other applicable appraisal or dissenters’ or similar rights) and acknowledges that by signing this written consent that all such appraisal or dissenters’ or similar rights shall not be available under the DGCL or any other applicable law.

APPROVAL OF TERMINATION OF STOCKHOLDER AGREEMENTS

WHEREAS, in connection with and as a result of the Merger, the Company has agreed to cause the termination of the following agreements: (i) the Amended and Restated Voting Agreement by and among the Company and certain investors and stockholders party thereto, dated as of February 15, 2023 and as amended (the “Voting Agreement”); (ii) the Amended and Restated Investors’ Rights Agreement by and among the Company and certain investors party thereto, dated as of February 15, 2023 and as amended (the “Investors’ Rights Agreement”); and (iii) the Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company and certain investors and stockholders party thereto, dated as of February 15, 2023 and as amended (the “ROFR Agreement”); and

WHEREAS, in connection with and as a result of the Merger, the Company has agreed to cause the termination of any side letters or agreements with existing Stockholders entered into by such Stockholders in their capacities as holders of capital stock of the Company, excluding for the avoidance of doubt, any director indemnification agreements (the “Applicable Side Agreements”).

NOW THEREFORE, BE IT RESOLVED, that, contingent and effective upon the Effective Time, each undersigned Stockholder hereby agrees to the termination of the Voting Agreement, pursuant to Section 7.8 thereof, in accordance with its terms;

RESOLVED FURTHER, that, contingent and effective upon the Effective Time, each undersigned Stockholder hereby agrees to the termination of the Investors’ Rights Agreement, pursuant to Section 6.6 thereof, in accordance with its terms;

RESOLVED FURTHER, that, contingent and effective upon the Effective Time, each undersigned Stockholder hereby agrees to the termination of the ROFR Agreement, pursuant to Section 6.8 thereof, in accordance with its terms; and

RESOLVED FURTHER, that, contingent and effective upon the Effective Time, each undersigned Stockholder hereby agrees to the termination of any and all Applicable Side Agreements with such Stockholder.

GENERAL AUTHORIZING RESOLUTIONS AND RATIFICATION

RESOLVED, that the directors of the Company are authorized and empowered to take any and all such further action as may be deemed necessary or advisable to effectuate the purposes and intent of the foregoing resolutions;

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RESOLVED FURTHER, that the officers of the Company be, and each of them acting alone hereby is, authorized, directed and empowered, for and on behalf of the Company, to take any and all such further action, to prepare, execute, deliver, perform and file, as applicable, any and all such further agreements, instruments, documents and certificates, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and to pay such expenses, as any such officer may deem necessary or advisable, in consultation with legal counsel, to effectuate the purposes and intent of the foregoing resolutions, the taking of such actions, the execution and delivery of such agreements, instruments, documents and certificates and the payment of such expenses by any such officer to be conclusive evidence of his or her authorization hereunder and approval thereof;

RESOLVED FURTHER, that the officers of the Company are, and each of them with full authority to act without the others is, authorized and directed to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional documents as they may deem necessary or appropriate in order to carry into effect the purposes and intent of the foregoing resolutions; and

RESOLVED FURTHER, that any and all prior actions taken by the directors and officers of the Company, for and on behalf of the Company, to carry out the purposes and intent of the foregoing resolutions (including the execution and delivery of the Business Combination Agreement and the other Transaction Documents by the officers of the Company) are approved, adopted and ratified in all respects.

[Remainder of page intentionally left blank.

Signature page follows.]

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IF AN INDIVIDUAL:		IF AN ENTITY:

By:
(duly authorized signature)		(please print or type complete name of entity)

Name:		By:
(please print or type full name)		(duly authorized signature)

Title:		Name:
(please print or type full title)		(please print or type full name)

Title:
(please print or type full title)

Date:	, 2023	Date:	, 2023

[Signature Page to Company Stockholder Written Consent]

EXHIBIT A

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

[Attached.]

EXHIBIT B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section

SCHEDULE A

Company Knowledge Parties

•	David L. Keenan

•	Mike Gillem

•	Sasha John, PhD.

•	Gregg Turi

SCHEDULE B

Board of Directors of Surviving Corporation

•	Ross Haghighat

•	Steven Fletcher

•	Tim Moran

•	Tom Mendell

•	Robin Smith

•	Joseph Berardo, Jr.

•	An individual to be designated by the Sponsor prior to the Closing, subject to the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed)